Exhibit 10.1

STOCK PURCHASE AGREEMENT

by and among

GSC INVESTMENT CORP.,

SARATOGA INVESTMENT ADVISORS, LLC

and

CLO PARTNERS LLC

dated as of

April 14, 2010

TABLE OF CONTENTS

Page
ARTICLE 1
Definitions

Section 1.01.	Certain Defined Terms	2
Section 1.02.	Index of Other Defined Terms	9
Section 1.03.	Other Definitional and Interpretative Provisions	10

ARTICLE 2
Agreement to Purchase and Sell Stock and Take Other Actions

Section 2.01.	Agreement to Purchase and Sell	11
Section 2.02.	Replacement Financing and Other Actions	11
Section 2.03.	Repayment of Indebtedness	12

ARTICLE 3
Restrictions on Transfer

Section 3.01.	General Restrictions on Transfer	12
Section 3.02.	Permitted Transferees	12
Section 3.03.	Restrictions on Transfers by the Investors	12
Section 3.04.	Notice of Transfers	13

ARTICLE 4
Closing; Delivery

Section 4.01.	The Closing	13
Section 4.02.	Delivery and Other Actions	13

ARTICLE 5
Representations and Warranties of the Company

Section 5.01.	Corporate Existence and Power	13
Section 5.02.	Corporate Authorization	14
Section 5.03.	Governmental Authorization	14
Section 5.04.	Non-contravention	15
Section 5.05.	Capitalization	15
Section 5.06.	Subsidiaries	16
Section 5.07.	SEC Filings and the Sarbanes-Oxley Act.	16
Section 5.08.	Financial Statements	18
Section 5.09.	Disclosure Documents	18
Section 5.10.	Absence of Certain Changes	18

iii

iv

Section 12.09.	Waiver of Jury Trial	54
Section 12.10.	Counterparts; Effectiveness	54
Section 12.11.	Entire Agreement	54
Section 12.12.	Severability	54
Section 12.13.	Specific Performance	54

Exhibits & Schedules

Exhibit A	Termination and Release Agreement
Exhibit B	Replacement Advisory Agreement
Exhibit C	Replacement Administration Agreement
Exhibit D	Assignment, Assumption and Novation Agreement; Commitment Letter; and Replacement Facility
Exhibit E	Voting and Support Agreement
Exhibit F	Registration Rights Agreement
Exhibit G	Joinder Agreement
Exhibit H	Saratoga Commitment Letter
Exhibit I	License Agreement

Schedule I	Schedule of Certain Permitted Transferees

v

STOCK PURCHASE AGREEMENT

This Stock Purchase Agreement (the “Agreement”) is entered into as of April 14, 2010 by and among GSC INVESTMENT CORP., a Maryland corporation (the “Company”), SARATOGA INVESTMENT ADVISORS, LLC, a Delaware limited liability company (“Saratoga”), and CLO Partners LLC, a Delaware limited liability company (“CLO Partners” and, together with Saratoga, each an “Investor” and collectively, the “Investors”).

WHEREAS, the Board of Directors of the Company (the “Board”) has approved this Agreement and recommended that the stockholders of the Company approve (i) the issuance and sale by the Company to the Investors, in a private transaction that is exempt from registration under Section 4(2) of the 1933 Act (as defined herein) and Regulation D thereunder, of up to $15,000,000 in aggregate purchase price of the Company’s common stock on the terms and subject to the conditions set forth in this Agreement and (ii) the other transactions contemplated hereby;

WHEREAS, as a condition to the consummation of the Investment (as defined herein) and subject to the terms and conditions herein, GSCP (NJ), L.P., a Delaware limited partnership (the “Company Adviser”), desires to withdraw, effective as of the Closing (as defined herein), as the Company’s investment adviser and administrator pursuant to the Termination and Release Agreement in the form attached hereto as Exhibit A and the Company desires to retain Saratoga to be the Company’s new investment adviser and administrator;

WHEREAS, the Board has approved the termination of the Company Management Agreements (as defined herein) and approved the investment advisory and management agreement between the Company and Saratoga in the form attached hereto as Exhibit B (the “Replacement Advisory Agreement”) and the administration agreement between the Company and Saratoga Administrator LLC in the form attached hereto as Exhibit C (the “Replacement Administration Agreement” and, collectively with the Replacement Advisory Agreement, the “Replacement Management Agreements”) and the Board has recommended that the stockholders of the Company approve the Replacement Advisory Agreement;

WHEREAS, the Company desires to sell to the Investors, and the Investors desire to purchase from the Company, all of the Shares (as defined herein), and the parties desire to make certain representations, warranties, covenants and agreements in connection with this Agreement and the transactions contemplated hereby, and to prescribe certain conditions with respect to the consummation of the Investment and the other transactions contemplated by this Agreement;

WHEREAS, (i) contemporaneously herewith, the Company is entering into an assignment, assumption and novation agreement, in the form attached hereto as Exhibit D-1 (the “Assignment Agreement”), with the Replacement Lender (as defined herein) and an Affiliate (as defined herein) of Saratoga, pursuant to which the Affiliate of Saratoga is assigning the commitment letter agreement and fee letter agreement, each of which is dated as of April 14, 2010 and issued and executed by the Replacement Lender and attached hereto as part of Exhibit D-2 (collectively, the “Commitment Letter”), to the Company and the Company is assuming all of the rights and obligations of the Affiliate of Saratoga under the Commitment Letter, except as expressly provided in the Assignment Agreement, (ii) as of the Closing, the Company or a Subsidiary of the Company shall, subject to the satisfaction of the conditions to the Closing set forth herein and the closing set forth therein, enter into the Replacement Facility (as defined herein) with the Replacement Lender substantially in the form attached hereto as Exhibit D-3, and (iii) as of, and as a condition to, the Closing hereunder the proceeds of the Investment and a portion of the funds available under the Replacement Facility will be used by the Company to repay all amounts outstanding under the Company Securitization Documents (as defined herein); and

WHEREAS, contemporaneously herewith, an Affiliate of Saratoga is entering into a voting and support agreement with GSCP (NJ), L.P., its Affiliates and their senior employees and each of the members of the Board, substantially in the form attached hereto as Exhibit E and pursuant to which GSCP (NJ), L.P., its Affiliates and their senior employees and each of the members of the Board, are agreeing to vote any shares of Common Stock (as defined herein) held by them in favor of the Company Stockholder Proposals (as defined herein) at the Company Stockholder Meeting (as defined herein).

NOW, THEREFORE, in consideration of the foregoing and the representations, warranties, covenants, conditions and agreements contained herein, the parties hereto agree as follows:

ARTICLE 1
Definitions

Section 1.01 .  Certain Defined Terms.  As used in this Agreement, the following terms shall have the following respective meanings:

“Acquisition Proposal” means, other than the transactions contemplated by this Agreement, any Third Party offer, proposal or inquiry relating to, or any Third Party indication of interest in, (i) any acquisition or purchase, direct or indirect, of 10% or more of the consolidated assets of the Company or 10% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 10% or more of any class of equity or voting securities of the Company, (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company or (iv) any other transaction (including without limitation a refinancing of the amounts outstanding under the Company Securitization Documents) the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the Investment or that could reasonably be expected to dilute materially the benefits to the Investors of the transactions contemplated hereby.

“Advisers Act” means the Investment Advisers Act of 1940.

“Affiliate” means, with respect to any Person, any other Person directly or indirectly controlling, controlled by, or under common control with such Person.

“Applicable Law” means, with respect to any Person, any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Authority that is binding upon or applicable to such Person, as amended unless expressly specified otherwise.

“Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by Applicable Law to close.

“CLO Agreements” means, collectively, each contract relating to the operation of the Funds to which the Company, its Subsidiary, any Affiliate of the Company or any Fund is a party, including without limitation any Collateral Management Agreement, indenture, subordinated note paying agency agreement, preferred share paying agency agreement, warehouse agreement, indemnity agreement, collateral administration agreement or collateral acquisition agreement in effect on the date of this Agreement.

“Code” means the Internal Revenue Code of 1986.

“Collateral Management Agreements” means, collectively, the collateral management, investment advisory, limited partnership, limited liability or similar agreement pursuant to which the Company or any Subsidiary acts as collateral manager (or the equivalent thereof) to any Fund.

“Common Stock” shall mean the Company’s common stock, par value $0.0001 per share.

“Company Balance Sheet” means the consolidated balance sheet of the Company as of November 30, 2009 and the notes thereto set forth in the Company 10-Q.

“Company Balance Sheet Date” means November 30, 2009.

“Company Disclosure Schedule” means the disclosure schedule dated as of the date hereof regarding this Agreement that has been provided by the Company to the Investors and delivered contemporaneously herewith.

“Company Management Agreements” means the Investment Advisory and Management Agreement dated as of March 21, 2007 between GSCP (NJ), L.P. and the Company and the Administration Agreement dated as of March 21, 2007 between GSCP (NJ), L.P. and the Company.

“Company Securitization Documents” means the Credit Agreement dated as of April 11, 2007 among the Company, GSC Sub, GSCP (NJ), L.P., the financial institutions from time to time party thereto, the commercial paper lenders from time to time party thereto and Lender, together with the following agreements and arrangements entered into in connection therewith: (i) Amendment No. 1 to Credit Agreement, dated as of May 1, 2007, entered into by and among the Company, GSC Sub and Lender, (ii) Amendment No. 2 to Credit Agreement, dated as of October 3, 2007, entered into by and among the Company, GSC Sub and Lender, (iii) Amendment No. 3 to Credit Agreement, dated as of August 8, 2008, entered into by and among the Company, GSC Sub and Lender, (iv) Amendment No. 4 to Credit Agreement, dated as of September 8, 2008, entered into by and among the Company, GSC Sub and Lender and (v) Amendment No. 5 to Credit Agreement, dated as of March 23, 2009, entered into by and among the Company, GSC Sub, GSCP (NJ), L.P., Lender and U.S. Bank National Association, as Trustee and Backup Servicer.

“Company 10-K” means the Company’s annual report on Form 10-K, as amended by Form 10-K/A filed with the SEC on July 9, 2009, for the fiscal year ended February 28, 2009.

“Company 10-Q” means the Company’s quarterly report on Form 10-Q filed on January 14, 2010, for the fiscal quarter ended November 30, 2009.

“Confidentiality Agreement” means the confidentiality agreement dated December 11, 2009 between the Company and an Affiliate of Saratoga.

“Contract” means all contracts, agreements, arrangements, understandings, guarantees, mortgages, indentures, leases or licenses.

“Funds” means, collectively, GSC CLO and any other investment vehicle for which the Company or an Subsidiary acts as collateral manager, collateral administrator, asset manager, investment adviser or in any similar capacity.

“GAAP” means generally accepted accounting principles in the United States.

“Governmental Authority” means any transnational, domestic or foreign federal, state or local governmental, regulatory (including stock exchanges), self-regulatory or administrative authority, department, court, commission, arbitral authority, agency, official, or any other governmental body, including any political subdivision thereof.

“Governmental Authorization” means any approval, consent, license, permit, waiver, or other authorization issued, granted, given, or otherwise made available by or under the authority of any Governmental Authority or pursuant to any Applicable Law.

“GSC CLO” means GSC Investment Corp. CLO 2007, Ltd., a Cayman Islands exempted company.

“GSCIC Collateral Management Agreement” means that certain Collateral Management Agreement dated as of January 22, 2008 by and between GSC CLO and the Company.

“Intellectual Property” means (i) trademarks, trade names, service marks, brand names, certification marks, trade dress, domain names and other indications of origin, the goodwill associated with the foregoing and registrations in any jurisdiction of, and applications in any jurisdiction to register, the foregoing, including any extension, modification or renewal of any such registration or application, (ii) inventions and discoveries, whether patentable or not, in any jurisdiction, patents, applications for patents (including divisions, continuations, continuations in part and renewal applications), and any renewals, extensions or reissues thereof, in any jurisdiction, (iii) Trade Secrets, (iv) writings and other works, whether copyrightable or not, in any jurisdiction, and any and all copyright rights, whether registered or not, and registrations or applications for registration of copyrights in any jurisdiction, and any renewals or extensions thereof, (v) moral rights, database rights, design rights, industrial property rights, publicity rights and privacy rights, (vi) licenses and approvals, and (vii) any similar intellectual property or proprietary rights.

“Investment Company Act” means the Investment Company Act of 1940.

“IT Assets” means computers, computer software, firmware, middleware, servers, workstations, routers, hubs, switches, data communications lines and all other information technology equipment, and all associated documentation owned by any Person or licensed or leased by any Person or its Subsidiaries pursuant to written agreement (excluding any public networks).

“knowledge” of any Person that is not an individual means the knowledge of such Person’s officers and directors and the officers and directors of such Person’s investment adviser, in each case including the knowledge that would have been gained after reasonable inquiry.

“Lender” means Deutsche Bank AG, New York Branch.

“Lien” means, with respect to any property or asset, any mortgage, lien, pledge, charge, security interest, encumbrance, option, right of first refusal, right of first offer, license or other adverse claim of any kind in respect of such property or asset.  For purposes of this Agreement, a Person shall be deemed to own subject to a Lien any property or asset that it has acquired or holds subject to the interest of a vendor or lessor under any conditional sale agreement, capital lease or other title retention agreement relating to such property or asset.

“Maryland Law” means the Maryland General Corporation Law.

“Material Adverse Effect” means (a) with respect to any Person, a material adverse effect on the condition (financial or otherwise), business, assets, liabilities or results of operations of such Person and its Subsidiaries, taken as a whole, excluding any effect resulting from (i) changes in the financial or securities markets or general economic or political conditions in the United States not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (ii) changes (including changes of Applicable Law) or conditions generally affecting the industry in which such Person and its Subsidiaries operate and not specifically relating to or having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, (iii) any current, ongoing or future events of default under the Company Securitization Documents resulting from any downgrades, defaults, further deterioration of the Company’s investment portfolio or other events (it being understood, however, that this clause (iii) shall not prevent a party from asserting that the events underlying such events of default (including any payment default on collateral pledged under the Company Securitization Documents, downgrade, further deterioration of the Company’s investment portfolio or other event) independently constitutes or contributes to a Material Adverse Effect) and, subject in all cases to clause (b) below, the actions taken by the Lender with respect to such events of default, (iv) acts of war, sabotage or terrorism or natural disasters involving the United States of America not having a materially disproportionate effect on such Person and its Subsidiaries, taken as a whole, relative to other participants in the industry in which such Person and its Subsidiaries operate, (v) the announcement or consummation of the transactions contemplated by this Agreement or the taking of any actions required to be taken under this Agreement relating to the consummation thereof, or (vi) any failure by such Person and its Subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (it being understood that this clause (vi) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such failure independently constitutes or contributes to a Material Adverse Effect), and (b) with respect to the Company, in addition to the matters set forth in the foregoing clause (a), (i) the Lender foreclosing upon, taking possession of, selling, taking over servicing rights or otherwise exercising any material remedy of a similar nature and effect under the Company Securitization Documents with respect to the collateral securing the Company’s and its Subsidiary’s obligations under the Company Securitization Documents, or (ii) the occurrence of any event constituting “Cause” under the GSCIC Collateral Management Agreement or any notice delivered under Section 12(c) of the GSCIC Collateral Management Agreement with respect to the removal of the Company as Collateral Manager thereunder.

“Noteholders” means, collectively, any holder of a note or other debt instrument issued by a Fund.

“NYSE” means the New York Stock Exchange, Inc.

“Organizational Documents” means, with respect to a Person other than a natural person, (i) the charter, articles or certificate of incorporation and the bylaws of a corporation; (ii) the certificate of formation and operating agreement of a limited liability company, (iii) the partnership agreement and any statement of partnership of a general partnership; (iv) the limited partnership agreement and the certificate of limited partnership of a limited partnership; (v) any charter or similar document adopted or filed in connection with the creation, formation, or organization of any other Person; and (vi) any amendment to any of the foregoing.

“Preferred Shareholders” means, collectively, any holder of a preferred share or other equity interest issued by a Fund.

“Permitted Liens” means Liens (i) for Taxes or other governmental charges not yet due and payable; (ii) carriers, warehousemen, mechanics, laborers or other similar Liens created by statute and incurred in the ordinary course of business for sums not yet due; and (iii) Liens involving restrictions on transfer arising under federal or state securities laws.

“Permitted Transferee” means

(a) any Affiliate, including those Persons listed on Schedule I hereto; provided that a Transfer to, and the subsequent ownership of the Shares by, such Affiliate is in compliance with the requirements of the Investment Company Act;

(b) in the case of any Permitted Transferee that is a natural person, (i) any other Permitted Transferee that is a natural person, (ii) a Person to whom Shares are Transferred from such Permitted Transferee (A) by will or the laws of descent and distribution or (B) by gift without consideration of any kind; provided that, in the case of clause (B), such transferee is the spouse or the lineal descendant, sibling, parent, heir, executor, administrator, testamentary trustee, legatee or beneficiary of such Permitted Transferee, or (iii) a trust that is for the exclusive benefit of such Permitted Transferee or its Permitted Transferees under (ii) above; and

(c) any other Person with respect to which the Board shall have adopted a resolution (which shall have been approved by a majority of the independent directors of the Board) stating that the Board has no objection if a Transfer of Shares is made to such Person.

“Person” means an individual, corporation, partnership, limited liability company, association, trust, sole proprietorship, unincorporated organization, other entity, organization, group (as defined in Section 13(d) of the 1934 Act), or any other business entity or any Governmental Authority, including a government or political subdivision or an agency or instrumentality thereof.

“Proceeding” means any action, arbitration, audit, hearing, investigation, litigation, or suit (whether civil, criminal, administrative, investigative, or informal) commenced, brought, conducted, or heard by or before, or otherwise involving, any Governmental Authority or arbitrator.

“Sarbanes-Oxley Act” means the Sarbanes-Oxley Act of 2002.

“SEC” means the Securities and Exchange Commission.

“Subsidiary” means, with respect to any Person, any corporation, partnership, limited liability company, joint venture or other entity in which such Person (a) owns, directly or indirectly, more than fifty percent (50%) of the outstanding voting power, equity securities, profits interest or capital interest, (b) is entitled to elect at least a majority of the board of directors, the board of trustees, the board of managers or other persons performing similar functions or (c) in the case of a limited partnership, limited liability company or joint venture, is a general partner, managing member or joint venturer, respectively.

“Superior Proposal” means a bona fide, unsolicited written Acquisition Proposal that (a) relates to (i) any acquisition or purchase, direct or indirect, of 35% or more of the consolidated assets of the Company or 35% or more of any class of equity or voting securities of the Company, (ii) any tender offer or exchange offer that, if consummated, would result in such Third Party beneficially owning 35% or more of any class of equity or voting securities of the Company, or (iii) a merger, consolidation, share exchange, business combination, sale of all or substantially all of the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving the Company, (b) is legally binding on the Third Party but not on the Company; (c) is fully financed, includes an obligation to pay in full all amounts outstanding under the Company Securitization Documents and contains no financing contingency or obligation to obtain consent from a lender or equity source (other than any consents of the Lender required in connection with the Company Securitization Documents); (d) contains no condition to closing materially more burdensome on the Company, or, in the reasonable and good faith judgment of the Board, by a majority vote (after consultation with a financial advisor of nationally recognized reputation and outside legal counsel), making it less likely that the conditions to the closing of such transaction would be satisfied than, the conditions to Closing set forth herein (with, for the avoidance of doubt, a condition for a vote of the Third Party’s equityholders on any matter being materially more burdensome and making it materially less likely that all conditions to such Acquisition Proposal will be satisfied); (e) which is otherwise on terms which the Board determines in its reasonable good faith judgment (after consultation with its financial advisor of nationally recognized reputation and outside legal counsel), taking into account, among other things, all legal, financial, regulatory and other aspects of the Acquisition Proposal and the Third Party making the Acquisition Proposal, as well as any termination fees, expense reimbursement provisions, limitations on tax benefits, conditions to consummation and related matters, that the Acquisition Proposal, (A) if consummated would result in a transaction that is more favorable, from a financial point of view, to the Company and its stockholders than the transactions contemplated hereby and (B) is reasonably certain of being completed.

“Third Party” means any Person, including as defined in Section 13(d) of the 1934 Act, other than any Investor, the Company or any of their respective Affiliates (including, for the avoidance of doubt, GSC Group and any Affiliates thereof).

“Trade Secrets” means trade secrets and confidential information and rights in any jurisdiction to limit the use or disclosure thereof by any Person.

“Transfer” means, with respect to any Shares, (i) when used as a verb, to sell, assign, dispose of, exchange, pledge, encumber, hypothecate or otherwise transfer such Shares or any economic participation or interest therein, whether directly or indirectly, or agree or commit to do any of the foregoing and (ii) when used as a noun, a direct or indirect sale, assignment, disposition, exchange, pledge, encumbrance, hypothecation or other transfer of such Shares or any participation or interest therein or any agreement or commitment to do any of the foregoing.

“1933 Act” means the Securities Act of 1933.

“1934 Act” means the Securities Exchange Act of 1934.

Section 1.02.  Index of Other Defined Terms.  In addition to the terms defined above, the following terms shall have the respective meanings given thereto in the sections indicated below:

Defined Term	Section
“Adverse Recommendation Change”	7.03(a)
“Agreement”	Preamble
“Assignment Agreement”	Recitals
“BDC Election”	5.18(b)
“Board”	Recitals
“Change of Recommendation Notice”	7.03(c)
“Chosen Courts”	12.08(a)
“CLO Partners”	Preamble
“Closing”	4.01
“Commitment Letter”	Recitals
“Company”	Preamble
“Company Adviser”	Recitals
“Company Board Recommendation”	5.02(b)
“Company Financial Advisor”	5.20
“Company SEC Documents”	5.07(a)
“Company Securities”	5.05(b)
“Company Stockholder Approvals”	7.02
“Company Stockholder Meeting”	7.02
“Company Stockholder Proposals”	7.02
“Definitive Proxy Statement”	9.02(a)
“End Date”	11.01(b)
“Entity”	6.07
“Expense Reimbursement”	11.03(c)
“Fee-Sharing Arrangements”	5.26(e)
“GSC Sub”	5.06
“Indemnified Person”	9.06
“Investment”	2.01
“Investor”	Preamble
“License Agreement”	2.02
“Loan Repayment”	2.03

Defined Term	Section
“Make-Whole Payment”	11.03(d)
“Money Laundering Laws”	6.12
“No Vote Expense Reimbursement”	11.03(b)
“NYSE Rules”	5.07(i)
“Preliminary Proxy Statement”	9.02(a)
“Proxy Statement”	5.09
“Registration Rights Agreement”	2.02
“Replacement Administration Agreement”	Recitals
“Replacement Advisory Agreement”	Recitals
“Replacement Facility”	2.02
“Replacement Lender”	2.02
“Replacement Management Agreements”	Recitals
“Representatives”	7.03(a)
“Saratoga”	Preamble
“Saratoga Commitment Letter”	6.05(b)
“Saratoga Directors”	2.02
“SDAT”	5.01
“Shares”	2.01
“Takeover Statute”	5.22(a)
“Tax”	5.16(o)
“Tax Return”	5.16(o)
“Tax Sharing Agreement”	5.16(o)
“Tax Authority”	5.16(o)
“Transfer Restrictions”	3.03
“Termination Fee”	11.03(a)
“Underlying Beneficial Owner”	6.07

Section 1.03.  Other Definitional and Interpretative Provisions.  The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof.  References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified.  All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  The neuter pronoun, as used herein, includes the masculine, feminine and neuter gender.  Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import.  “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  References to any statute shall be deemed to refer to such statute as amended from time to time and to any rules or regulations promulgated thereunder.  References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract included in this Agreement or listed on any schedules hereto, all such amendments, modifications or supplements must also be included in this Agreement and listed in the appropriate schedule, respectively.  References to any Person include the successors and permitted assigns of that Person.  References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.  References to “law”, “laws” or to a particular statute or law shall be deemed also to include any Applicable Law.

ARTICLE 2
Agreement to Purchase and Sell Stock and Take Other Actions

Section 2.01.  Agreement to Purchase and Sell.  Subject to the terms and conditions hereof, at the Closing, the Company will sell to the Investors, and the Investors shall purchase from the Company, 9,868,422 shares of Common Stock (the “Shares”) at a price of $1.52 per share for an aggregate purchase price of $15,000,001.44 (the “Investment”).  The purchase price for the Shares shall be paid by wire transfer of funds to a designated account of the Company, provided that wire transfer instructions are delivered to Saratoga at least one Business Day prior to the Closing.  Simultaneously with the Closing, the Investors shall Transfer, or cause to be Transferred, to each of the Permitted Transferees set forth on Schedule I hereto the number of Shares set forth therein.

Section 2.02.  Replacement Financing and Other Actions.  Concurrently with the Closing, the Company, either directly or through a Subsidiary of the Company, shall (i) enter into a $40 million senior secured revolving credit facility (the “Replacement Facility”) with Madison Capital Funding LLC (the “Replacement Lender”) substantially in the form attached hereto as Exhibit D-3; (ii) change its name from “GSC Investment Corp.” to “Saratoga Investment Corp.”; (iii) enter into the Replacement Management Agreements; (iv) enter into a trademark license agreement (the “License Agreement”) with Saratoga or one of its Affiliates substantially in the form attached hereto as Exhibit I; (v) have procured the resignations, to be effective as of the date of Closing, of Robert F. Cummings, Jr. and Richard M. Hayden as members of the Board; (vi) have elected, effective as of the date of Closing, Christian L. Oberbeck and Richard A. Petrocelli as members of the Board (the “Saratoga Directors”); and (vii) enter into a registration rights agreement with the Investors (the “Registration Rights Agreement”) substantially in the form attached hereto as Exhibit F.

Section 2.03.  Repayment of Indebtedness.  At the Closing, and as a condition to the occurrence thereof, and contemporaneously with the Investment and the Company’s or a

Subsidiary of the Company’s entry into the Replacement Facility with the Replacement Lender, the Company shall use the monies received by it in connection with the Investment and the required portion of the funds available to it under the Replacement Facility to (i) pay the full amount of principal and accrued interest, including default interest (as such term is defined in the Company Securitization Documents) outstanding under the Company Securitization Documents as of the Closing date, and (ii) pay any and all of the fees, costs, expenses, penalties and other amounts due and payable as of the date of Closing under the Company Securitization Documents (collectively, the “Loan Repayment”). The Loan Repayment shall occur in the manner reasonably required by Lender and other parties to whom any portion of the Loan Repayment is owed, and the Company agrees to cooperate with, and take all such actions reasonably requested by, Lender and such other parties in connection therewith.

ARTICLE 3
RESTRICTIONS ON TRANSFER

Section 3.01. General Restrictions on Transfer. (a) Each Investor agrees that it shall not Transfer any Shares (or solicit any offers in respect of any Transfer of any Shares), except in compliance with the 1933 Act, any other applicable securities or “blue sky” laws, and the terms and conditions of this Agreement.

(b) Any attempt to Transfer any Shares not in compliance with this Agreement shall be null and void, and the Company shall not, and shall cause any transfer agent not to, give any effect in the Company’s stock records to such attempted Transfer.

Section 3.02. Permitted Transferees. Notwithstanding anything in this Agreement to the contrary, each Investor may at any time Transfer any or all of its Shares to one or more of its Permitted Transferees without the consent of the Company so long as (a) such Permitted Transferee shall have agreed in writing to be bound by the terms of this Agreement by executing a Joinder Agreement substantially in the form of Exhibit G attached hereto, and (b) the Transfer to such Permitted Transferee is in compliance with the 1933 Act and any other applicable securities or “blue sky” laws.

Section 3.03. Restrictions on Transfers by the Investors. From and after the Closing,

(a) each Investor hereby agrees that it shall not Transfer 33.33% of the Shares it acquires as part of the Investment until the first anniversary of the Closing (the “Transfer Restrictions”); provided that each Investor shall be permitted to Transfer such Shares to one or more of its Permitted Transferees in accordance with Section 3.02; and

(b) each Investor hereby acknowledges that the remaining 66.67% of the Shares it acquires as part of the Investment shall not be subject to the Transfer Restrictions and are generally transferable;

provided, however, that, in each case, each Investor acknowledges that the Shares are restricted securities within the meaning of Rule 144 under the 1933 Act and may not be Transferred except in compliance with the 1933 Act and any other applicable securities or “blue sky” laws.

Section 3.04. Notice of Transfers. Each Investor shall give the Company prompt written notice of any transactions relating to the Shares in reliance on Section 3.02 or 3.03.

ARTICLE 4
CLOSING; DELIVERY

Section 4.01. The Closing. Subject to the provisions of Article 10, the consummation of the purchase by the Investors of the Shares, and, simultaneous with the Closing, the Transfer of the Shares to each of the Permitted Transferees set forth on Schedule I hereto in the amounts set forth therein, as contemplated herein (the “Closing”) shall take place in New York City at the offices of Davis Polk & Wardwell LLP, 450 Lexington Avenue, New York, New York 10017 as soon as reasonably practicable, but in any event no later than 2 Business Days after the date the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at Closing) have been satisfied or, to the extent permissible, waiver of those conditions by the party or parties entitled to the benefit of such conditions, or at such other place, at such other time or on such other date as the Investors and the Company may mutually agree in writing.

Section 4.02. Delivery and Other Actions. At the Closing, the Company will deliver to the Investors certificates representing the Shares to be purchased by the Investors hereunder and to be simultaneously Transferred to each of the Permitted Transferees set forth on Schedule I hereto in the amounts set forth therein, against payment of the full purchase price therefor by wire transfer and the parties shall cause the other actions discussed in Article 2 to occur.

ARTICLE 5
REPRESENTATIONS AND WARRANTIES OF THE COMPANY

Subject to Section 12.05, except as disclosed in any Company SEC Document filed after January 14, 2010 and before the date of this Agreement or as set forth in the Company Disclosure Schedule, the Company represents and warrants to the Investors as follows:

Section 5.01. Corporate Existence and Power. The Company is a corporation duly incorporated and validly existing under the laws of the State of Maryland and is in good standing with the Maryland State Department of Assessments and Taxation (the “SDAT”). The Company has the requisite corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or so qualified would not, individually or in the aggregate, be material to the Company. The Company has heretofore made available to the Investors true, complete and correct copies of the charter and bylaws of the Company as currently in effect.

Section 5.02. Corporate Authorization. (a) The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby are within the Company’s corporate powers and have been duly authorized by all necessary corporate action on the part of the Company and, except for the Company Stockholder Approvals, no other corporate proceedings on the part of the Company are necessary. The Company Stockholder Approvals (none of which require the affirmative vote of shares of Common Stock representing more than a majority of the issued and outstanding Common Stock) are the only votes or consents of the holders of any class or series of the Company’s stock necessary to approve the Investment and to consummate the other transactions contemplated hereby. This Agreement constitutes a valid and binding agreement of the Company enforceable against the Company in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity). The Shares, when issued in compliance with the provisions of this Agreement, will be validly issued and will be fully paid and nonassessable, free of any Liens, and will not be subject to any preemptive rights, whether arising under Maryland Law or the charter or bylaws of the Company, as amended or restated, or any Contract, other than this Agreement or any other Contracts to be executed in connection herewith, to which or by which the Company or any of its Subsidiaries is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Company or any of its Subsidiaries is subject or bound.

(b) At a meeting duly called and held, the Board has (i) unanimously determined that this Agreement, the Investment, Replacement Advisory Agreement and the other transactions contemplated hereby are in the best interests of the Company, (ii) unanimously approved this Agreement, the Investment, the Replacement Advisory Agreement and the other transactions contemplated hereby and (iii) subject to Section 7.03, unanimously recommended approval of the Company Stockholder Proposals (such recommendation, the “Company Board Recommendation”) and has adopted a resolution to the foregoing effect.

(c) As of the date hereof, and subject in all cases to Section 7.03 hereafter, the Company Board Recommendation has not been rescinded or modified in any respect.

Section 5.03. Governmental Authorization. The execution, delivery and performance by the Company of this Agreement and the consummation by the Company of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority other than (i) the filing with the SEC of a proxy statement relating to the meeting of the Company’s stockholders to be held in connection with the Investment and other transactions contemplated by this Agreement, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the Investment Company Act and any other applicable state or federal securities laws and (iii) any actions or filings the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.04. Non-contravention. The execution, delivery and performance by the Company of this Agreement and the consummation of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the charter or bylaws of the Company, as amended or restated, (ii) assuming compliance with the matters referred to in Section 5.03 and receipt of the Company Stockholder Approvals, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law, (iii) other than any consents required under the Company Securitization Documents, require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which the Company is entitled under any provision of any Contract or other instrument binding upon the Company or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of the Company or (iv) result in the creation or imposition of any Lien, other than a Permitted Lien, on any asset of the Company, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 5.05. Capitalization. (a) The authorized stock of the Company consists of 100,000,000 shares of Common Stock. As of April 14, 2010, there were 16,940,109 shares of Common Stock outstanding. All outstanding shares of stock of the Company have been duly authorized and validly issued, are fully paid and nonassessable and are free of preemptive rights, whether arising under Maryland Law or the charter or bylaws of the Company, as amended or restated, or any Contract to which or by which the Company or any of its Subsidiaries is a party or otherwise subject or bound or to which or by which any property, business, operation or right of the Company or any of its Subsidiaries is subject or bound.

(b) Except as set forth on Section 5.05(b) of the Company Disclosure Schedule, (i) there are no outstanding bonds, debentures, notes or other indebtedness for borrowed money of the Company, and (ii) there are no issued, reserved for issuance or outstanding (A) shares of stock or other voting securities of or ownership interests in the Company other than the Common Stock, (B) securities of the Company convertible into or exchangeable for shares of stock or other voting securities of or ownership interests in the Company, (C) warrants, calls, options or other rights to acquire from the Company, or other obligation of the Company to issue, any stock, voting securities or securities convertible into or exchangeable for stock or voting securities of the Company or (D) restricted shares, stock appreciation rights, performance units, contingent value rights, “phantom” stock or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any stock of or voting securities of the Company (the items in the foregoing clauses (i) and (ii), together with the Common Stock, being referred to collectively as the “Company Securities”). There are no outstanding obligations of the Company to repurchase, redeem or otherwise acquire any of the

Company Securities. The Company is not a party to any voting agreement with respect to the voting of any Company Securities.

(c) Except as set forth in Section 5.05(c) of the Company Disclosure Schedule, all of the issued and outstanding member interests in GSC Investment Funding, LLC (“GSC Sub”) are owned by the Company, free and clear of any Liens (excluding any Liens or other such restrictions relating to the Company Securitization Documents), and all of such member interests are duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. GSC Sub is not bound by any subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any member interests or any other equity security of GSC Sub or any securities representing the right to purchase or otherwise receive any member interests or any other equity security of GSC Sub.

(d) Section 5.05(d) of the Company Disclosure Schedule contains, as of the date hereof, a detailed calculation of the total amount of the Loan Repayment that would be due if the Loan Repayment were to be made on the date of this Agreement.

Section 5.06. Subsidiaries. The Company has no Subsidiaries other than GSC Sub. GSC Sub is duly formed and validly existing and in good standing under the laws of the State of Delaware, has the requisite limited liability company power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary, except where the failure to be so licensed or so qualified would not, individually or in the aggregate, be material to the Company. The certificate of formation and operating agreement of GSC Sub, copies of which have previously been made available to the Investors, are true, complete and correct copies of such documents as currently in effect.

Section 5.07. SEC Filings and the Sarbanes-Oxley Act.

(a) The Company has filed with or furnished to the SEC, and made available to Saratoga, all final reports, schedules, forms, statements, prospectuses, registration statements and other documents required to be filed or furnished by the Company since October 18, 2006 (collectively, together with any exhibits and schedules thereto and other information incorporated therein, the “Company SEC Documents”).

(b) As of its filing date (and as of the date of any amendment), each Company SEC Document complied, and each Company SEC Document filed subsequent to the date hereof will comply, as to form in all material respects with the applicable requirements of the 1933 Act, the 1934 Act and the Investment Company Act, as the case may be.

(c) As of its filing date (or, if amended or superseded by a filing prior to the date hereof, on the date of such filing), each Company SEC Document filed pursuant to the 1934 Act did not, and each Company SEC Document filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(d) Each Company SEC Document that is a registration statement, as amended or supplemented, if applicable, filed pursuant to the 1933 Act, as of the date such registration statement or amendment became effective, did not, and each Company SEC Document that is a registration statement filed subsequent to the date hereof will not, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading.

(e) The Company has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the 1934 Act). Such disclosure controls and procedures are designed to ensure that material information relating to the Company is made known to the Company’s principal executive officer and its principal financial officer by others within the Company, particularly during the periods in which the periodic reports required under the 1934 Act are being prepared. Such disclosure controls and procedures are effective in timely alerting the Company’s principal executive officer and principal financial officer to material information required to be included in the Company’s periodic and current reports required under the 1934 Act. For purposes of this Agreement, “principal executive officer” and “principal financial officer” shall have the meanings given to such terms in the Sarbanes-Oxley Act.

(f) The Company has established and maintains a system of internal control over financial reporting (as defined in Rule 13a-15 under the 1934 Act) sufficient to provide reasonable assurance regarding the reliability of the Company’s financial reporting and the preparation of the Company financial statements for external purposes in accordance with GAAP applied on a consistent basis. The Company has disclosed, based on its most recent evaluation of internal control over financial reporting prior to the date hereof, to the Company’s auditors and audit committee (i) any significant deficiencies and material weaknesses in the design or operation of internal control over financial reporting which are reasonably likely to adversely affect the Company’s ability to record, process, summarize and report financial information and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in internal control over financial reporting. The Company has made available to Investor a summary of any such disclosure made by management to the Company’s auditors and audit committee since October 18, 2006.

(g) There are no outstanding loans or other extensions of credit made by the Company or any of its Subsidiaries to any executive officer (as defined in Rule 3b-7 under the 1934 Act) or director of the Company. The Company has not, since the enactment of the Sarbanes-Oxley Act, taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(h) No attorney representing the Company, whether or not employed by the Company, has reported to the Company’s chief legal counsel or chief executive officer evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by the

Company or any of its officers, directors, employees or agents pursuant to Section 307 of the Sarbanes-Oxley Act.

(i) Since March 23, 2007, except as set forth in Section 5.07(i) of the Company Disclosure Schedule, the Company has complied in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE (the “NYSE Rules”).

(j) Each of the principal executive officer and principal financial officer of the Company (or each former principal executive officer and principal financial officer of the Company, as applicable) have made all certifications required by Rule 13a-14 under the 1934 Act and Sections 302 and 906 of the Sarbanes-Oxley Act and any related rules and regulations promulgated by the SEC and the NYSE, and the statements contained in any such certifications are complete and correct as of the date of this Agreement as though made as of the date of this Agreement.

Section 5.08. Financial Statements. The audited consolidated financial statements and unaudited consolidated interim financial statements of the Company included or incorporated by reference in the Company SEC Documents (including the related notes, where applicable) have been prepared from, and are in accordance with, the books and records of Company, fairly present in all material respects, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of the Company as of the dates thereof and the consolidated results of operations and cash flows for the periods then ended (subject to, in the case of any unaudited interim financial statements, year-end audit adjustments that are normal in nature and amount).

Section 5.09. Disclosure Documents. The information supplied by the Company for inclusion in the proxy statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Investment and the other transactions contemplated by this Agreement (the “Proxy Statement”) shall not, on the date the Proxy Statement, and any amendments thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 5.10. Absence of Certain Changes. (a) Since the Company Balance Sheet Date, (i) except as it relates to the Company Securitization Documents and any ongoing or future events of default thereunder, the business of the Company has been conducted in the ordinary course of business in a manner that is consistent with past practice and (ii) there has not been any event, occurrence, development or state of circumstances or facts that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) Since June 1, 2009, each confidentiality agreement that the Company has entered into relating to its exploration and evaluation of strategic opportunities and alternatives contains a standstill provision, and neither the Company nor any of its Affiliates or Representatives have granted any waiver or release under, or failed to enforce any material term of, any such confidentiality, standstill or similar agreements or arrangements with respect to any class of equity securities or assets of the Company.

(c) From the Company Balance Sheet Date until the date hereof, there has not been any action taken by the Company that, if taken during the period from the date of this Agreement through the Closing without Saratoga’s consent, would constitute a breach of Section 7.01.

Section 5.11. No Undisclosed Material Liabilities. There are no material liabilities or obligations of the Company of any kind whatsoever, whether accrued, contingent, absolute, determined, determinable or otherwise, other than: (i) liabilities or obligations disclosed and provided for in the Company Balance Sheet or in the notes thereto; or (ii) liabilities or obligations incurred in the ordinary course of business in a manner that is consistent with past practice since the Company Balance Sheet Date.

Section 5.12. Compliance With Laws and Court Orders. (a) The Company is in compliance with, and to the knowledge of the Company is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for failures to comply or violations that have not resulted in, and would not reasonably be expected to result in, a material liability of the Company or materially impede the business of the Company. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against the Company that has resulted in, or would reasonably be expected to result in, a material liability of the Company or that would materially impede the business of the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Investment or any of the other transactions contemplated hereby. Neither the Company nor its Subsidiary has any knowledge as of the date hereof of any investigations, charges or proceedings that has resulted in, or would reasonably be expected to result in, a material liability of the Company or that would materially impede the business of the Company or that in any manner seeks to prevent, enjoin, alter or materially delay the Investment or any of the other transactions contemplated hereby.

(b) Section 5.12(b) of the Company Disclosure Schedule contains a complete and accurate list of each Governmental Authorization that is held by the Company or any Subsidiary or that otherwise relates to the business of, or to any of the assets owned or used by, any the Company or any Subsidiary. Each Governmental Authorization listed or required to be listed in Section 5.12(b) of the Company Disclosure Schedule is valid and in full force and effect. Except as set forth in Section 5.12(b) of the Company Disclosure Schedule:

(i) the Company or the relevant Subsidiary is, and at all times has been, in compliance in all material respects with the terms and requirements of each Governmental Authorization identified or required to be identified in Section 5.12(b) of the Company Disclosure Schedule;

(ii) no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Section 5.12(b) of the Company Disclosure Schedule, or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation, or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Section 5.12(b) of the Company Disclosure Schedule;

(iii) neither the Company nor any Subsidiary has received, at any time since December 31, 2006, any notice or other communication (whether oral or written) from any Governmental Authority or any other Person regarding (A) any actual, alleged, possible, or potential violation of or failure to comply with any term or requirement of any Governmental Authorization, or (B) any actual, proposed, possible, or potential revocation, withdrawal, suspension, cancellation, termination of, or modification to any Governmental Authorization; and

(iv) all applications required to have been filed for the renewal of the Governmental Authorizations listed or required to be listed in Section 5.12(b) of the Company Disclosure Schedule have been duly filed on a timely basis with the appropriate governmental bodies, and all other filings required to have been made with respect to such Governmental Authorizations have been duly made on a timely basis with the appropriate Governmental Authorities.

The Governmental Authorizations listed in Section 5.12(b) of the Company Disclosure Schedule collectively constitute all of the Governmental Authorizations necessary to permit the Company and its Subsidiary to lawfully conduct and operate their businesses in the manner they currently conduct and operate such businesses and to permit the Company and its Subsidiaries to own and use their assets in the manner in which they currently own and use such assets, except for such Governmental Authorizations that the failure to list on Section 5.12(b) of the Company Disclosure Schedule would not, individually or in the aggregate, be material to the Company.

Section 5.13. Litigation. Except as set forth on Section 5.13 of the Company Disclosure Schedule, there is no action, suit, investigation or proceeding pending against, or, to the knowledge of the Company, threatened against or affecting, the Company, any present or former officer, director or employee of the Company or any Person for whom the Company may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any Governmental Authority or arbitrator, that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to result in, individually or in the aggregate, a material liability of the Company. To the Company’s knowledge as of the date hereof, there is no basis for any action, suit, investigation or proceeding that is reasonably likely to result in a material liability of the Company.

Section 5.14. Material Contracts. (a) All Contracts, including amendments thereto, required to be filed as an exhibit to any report of the Company filed pursuant to the 1934 Act have been filed, and no such Contract has been amended or modified, except as set forth in Section 5.14(a) of the Company Disclosure Schedule, as of the date hereof. All such filed

Contracts (excluding any redacted portions thereof) shall be deemed to have been made available to Saratoga.

(b) Each such Contract is a valid and binding agreement of all parties thereto, and is in full force and effect, and neither the Company nor, to the knowledge of the Company, any other party thereto is in default or breach in any respect under the terms of any such agreement, contract, plan, lease, arrangement or commitment, except as set forth in Section 5.14(b) of the Company Disclosure Schedule, as of the date hereof, or for such default or breach as would not, individually or in the aggregate, reasonably be expected to result in a material liability of the Company.

Section 5.15. Intellectual Property. Section 5.15 of the Company Disclosure Schedule sets forth, as of the date hereof, a complete and correct list of all Intellectual Property used in, and material to, the operations of the Company and all material registrations and applications for registration of any Intellectual Property owned by the Company. Except as would not reasonably be expected to be, individually or in the aggregate, material to the Company: (a) the Company owns, or is licensed to use (in each case, free and clear of any Liens), all Intellectual Property used in, and material to, the conduct of its business as currently conducted; (b) the Company has not infringed, misappropriated or otherwise violated the Intellectual Property rights of any Person; (c) no Person has challenged or, to the knowledge of the Company, infringed, misappropriated or otherwise violated any Intellectual Property right owned by and/or licensed to the Company; (d) the Company has not received any written notice or otherwise has knowledge of any pending claim, action, suit, order or proceeding with respect to any Intellectual Property used by the Company or alleging that any services provided, processes used or products manufactured, used, imported, offered for sale or sold by the Company infringes, misappropriates or otherwise violates any Intellectual Property rights of any Person; (e) the Company has taken reasonable steps in accordance with normal industry practice to maintain the confidentiality of all Trade Secrets owned, used or held for use by the Company and no such Trade Secrets have been disclosed other than to employees, Representatives and agents of the Company, all of whom are bound by written confidentiality agreements; (f) the IT Assets operate and perform in a manner that permits the Company to conduct its business as currently conducted and to the knowledge of the Company, no Person has gained unauthorized access to the IT Assets; and (g) the Company has implemented reasonable backup and disaster recovery technology consistent with industry practices. Except for the use of the name or mark of “GSC”, no Subsidiary of the Company owns or uses Intellectual Property, and the ownership or use of Intellectual Property is not necessary for the conduct of such Subsidiary’s business as currently conducted.

Section 5.16. Taxes. Except as set forth in Section 5.16 of the Company Disclosure Schedule as of the date hereof:

(a) All material Tax Returns required by Applicable Law to be filed with any Taxing Authority by, or on behalf of, the Company or any Subsidiary have been filed when due in accordance with all Applicable Law, and all such material Tax Returns were, or shall be at the time of filing, true and complete in all material respects.

(b) The Company has paid or has withheld and remitted to the appropriate Taxing Authority all Taxes due and payable, or, where payment is not yet due, has established in accordance with GAAP an adequate accrual for all material Taxes through the end of the last period for which the Company ordinarily records items on its books.

(c) There is no claim, audit, action, suit, proceeding or investigation now pending or, to the Company’s knowledge, threatened against or with respect to the Company in respect of any Tax or Tax asset.

(d) During the five-year period ending on the date hereof (or otherwise as part of a “plan (or series of related transactions)” within the meaning of Section 355(e) of the Code), the Company was not (i) a distributing corporation or a controlled corporation in a transaction intended to be governed by Section 355 of the Code or (ii) a party to a tax-free reorganization under the Code.

(e) Neither the Company nor any Subsidiary has any liability for Taxes of any Person other than the Company or its Subsidiaries (i) under Section 1.1502-6 of the Treasury regulations (or any similar provision of state, local or foreign law), (ii) as a transferee or successor, or (iii) or pursuant to any Tax Sharing Agreement.

(f) Effective as of November 15, 2008, the Company made a valid election under Subchapter M of Chapter 1 of the Code to be treated as a regulated investment company. The Company has qualified as, and been eligible to be treated as, a “regulated investment company” under Subchapter M of the Code for each taxable year beginning on or after March 23, 2007, and expects to qualify as, and to be eligible to be treated as, such for its current taxable year. The Company has satisfied the distribution requirements imposed on a regulated investment company under Section 852 of the Code for each of the taxable years ended February 29, 2008 and February 28, 2009, respectively.

(g) For any taxable year during which the Company was not a regulated investment company, the Company has no liability for Taxes for which it does not have reserves adequate under GAAP. The Company has no “earnings and profits” accumulated in any taxable year in which the Company was not treated as a regulated investment company under Subchapter M of Chapter 1 of the Code.

(h) Neither the Company nor any of its Subsidiaries owns any “converted property” (as that term is defined in Treasury Regulation Section 1.337(d)-7(a)(1)) that is subject to the rules of Section 1374 of the Code as a consequence of the application of Section 337(d)(1) of the Code and the Treasury Regulations thereunder.

(i) There are no limitations on the utilization of the built-in-losses, capital losses or other similar items of the Company or its Subsidiaries under Section 382, 384 or 269 of the Code (or any similar state, local or foreign law). For the avoidance of doubt, this representation does not address limitations arising from an ownership change that occurs as a result of the consummation of the purchase of the Shares pursuant to this Agreement.

(j) There are no Liens for Taxes upon the assets of the Company or any Subsidiary (other than Liens for Taxes not due and owing).

(k) Neither the Company nor any Subsidiary is or has been required to make any disclosure to the IRS pursuant to Section 6011 of the Code or Section 1.6011-4 of the Treasury regulations promulgated thereunder.

(l) Neither the Company nor any Subsidiary has granted any waiver, extension, or comparable consent regarding the application of the statute of limitations with respect to any Taxes or Tax Return that is outstanding, nor any request for such waiver or consent has been made.

(m) Each of GSC Sub and GSC CLO is classified (and at all times during its existence, has been classified) as a disregarded entity for federal tax purposes under Section 301.7701-3 of the Treasury regulations.)

(n) The Company is not a partner or member of any entity classified as a partnership or disregarded entity for federal tax purposes other than GSC Sub, GSC CLO and GSC Partners CDO GP III, LP.

(o)  For the purposes of this Agreement,

(i) “Tax” means any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, without limitation, all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, value added and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon), together with any interest, penalty, addition to tax or additional amount imposed by any Governmental Authority (a “Taxing Authority”) responsible for the imposition of any such tax (domestic or foreign);

(ii) “Tax Return” means any report, return, document, declaration or other information or filing supplied or required to be supplied to any Taxing Authority with respect to Taxes, including information returns, any documents with respect to or accompanying payments of estimated Taxes, or with respect to or accompanying requests for the extension of time in which to file any such report, return, document, declaration or other information; and

(iii) “Tax Sharing Agreements” means all existing agreements or arrangements (whether or not written) binding the Company, Investor, or any of their Subsidiaries that provide for the allocation, apportionment, sharing or assignment of any Tax liability or benefit, or the transfer or assignment of income, revenues, receipts, or gains for the purpose of determining any Person’s Tax liability, but does not include any indemnification agreement or arrangement pertaining to the sale of assets or subsidiaries).

Section 5.17. Related Party Transactions. Except as set forth in the Company SEC Documents, there are no transactions, agreements, arrangements or understandings between the Company, on the one hand, and any Affiliate (including any director or officer) thereof, on the other hand, that would be required to be disclosed pursuant to Item 404 of Regulation S-K of the SEC in the Company’s Form 10-K or proxy statement pertaining to an annual meeting of stockholders. No transaction that would violate Section 57 of the Investment Company Act or the rules and regulations promulgated thereunder has occurred between the Company and the Persons described in such section.

Section 5.18. Registered Investment Company Status. (a) Pursuant to Section 6(f) of the Investment Company Act, the Company is not, and at all times since inception has not been required to register with the SEC as a closed-end management investment company under the Investment Company Act.

(b) The Company has elected to be regulated as a business development company under the Investment Company Act and has filed with the SEC, pursuant to Section 54(a) of the Investment Company Act, a duly completed and executed Form N-54A (the “BDC Election”); the Company has not filed with the SEC any notice of withdrawal of the BDC Election pursuant to Section 54(c) of the Investment Company Act; the Company’s BDC Election remains in full force and effect, and no order of suspension or revocation of such election under the Investment Company Act has been issued or, to the Company’s knowledge, proceedings therefore initiated or threatened by the SEC. The operations of the Company are in compliance in all material respects with the provisions of the Investment Company Act, in each case, and the rules and regulations of the SEC thereunder, including the provisions applicable to business development companies.

(c) The Board has been established and operated and is currently operating in conformity with the requirements and restrictions of Sections 10 and 16 of the Investment Company Act and satisfies the fund governance standards as defined in Rule 0-1(a)(7) (except for clauses (i) and(iv) thereof) under the Investment Company Act.

(d) The Company (i) has duly adopted written policies and procedures required by Rule 38a-1 under the Investment Company Act, (ii) designated and approved an appropriate chief compliance officer in accordance with such Rule and (iii) has duly adopted a written code of ethics as required by Rule 17j-1 under the Investment Company Act. All such policies and procedures (including the code of ethics) comply in all material respects with Applicable Law and there have been no material violations or allegations of material violations of such policies and procedures.

(e) Since March 21, 2007, the Company has complied in all material respects with the capital structure requirements as set forth in Section 61 of the Investment Company Act.

(f) Section 5.18(f) of the Company Disclosure Schedule identifies, as of the date hereof, all exemptive, no action or similar relief received by the Company from any Governmental Authority. Such exemptive, no action or similar relief is in full force and effect, and is being fully complied with in all material respects by the Company. No requests for exemptive, no action or similar relief are currently pending.

Section 5.19. Anti-money Laundering. Since inception, the Company has operated and is currently operating in compliance in all material respects with its anti-money laundering program and all Applicable Law relating thereto, including but not limited to obtaining appropriate identification information of each client and investor in the Company and maintaining records of such identification information for a period of not less than 5 years after the closure of the account. The Company will make such client and investor identification records available to Saratoga promptly upon request.

Section 5.20. Finders’ Fees. Except for Stifel Nicolaus & Co., Inc. (the “Company Financial Advisor”), a true, correct and complete copy of whose engagement agreement has been provided to Investor, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Company or any of its Subsidiaries who might be entitled to any fee or commission from the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement.

Section 5.21. Opinion of Financial Advisor. The Board of Directors of the Company has received the opinion of the Company Financial Advisor to the effect that, as of the date of this Agreement, the financial terms and conditions of the Investment are fair to the Company from a financial point of view.

Section 5.22. Rights Agreement; Takeover Statutes. (a) The Company does not have in effect any plan, scheme, device or arrangement, commonly or colloquially known as a “rights plan,” “rights agreement” or “poison pill.” The Board has taken all actions so that the restrictions contained in Title 3, Subtitles 6 or 7 of Maryland Law applicable to a “business combination” with “interested stockholders” or any acquisition of “control shares”, or any other similar Maryland Law or other Applicable Law (each a “Takeover Statute”), will not apply to Investor in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated by this Agreement.

(b) No anti-takeover provision contained in the Company’s charter or bylaws, as amended or restated, would prohibit the transactions contemplated by this Agreement and no anti-takeover provision, whether in an Applicable Law, agreement or otherwise, would prohibit the execution and delivery of this Agreement or the consummation of the transactions contemplated by this Agreement.

Section 5.23. Environmental Matters. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company, there are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action or notices with respect to any environmental, health or safety matters or any private or governmental environmental, health or safety investigations or remediation activities of any nature with respect to any real property owned by the Company or its Subsidiary seeking to impose, or that are reasonably likely to result in, any liability or obligation of the Company or its Subsidiary arising under any local, state or federal environmental, health or safety statute, regulation, ordinance, or other requirement of any Governmental Entity, including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, and any similar state laws pending or threatened against the Company or any of its Subsidiaries. Neither the Company nor its Subsidiary is subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to any of the foregoing. Except as would not reasonably be expected to result, individually or in the aggregate, in a material liability to the Company, there is no basis for any of the foregoing.

Section 5.24. Insurance. The Company maintains policies of insurance in such amounts and against such risks as are customary in the industries in which the Company operates. All material insurance policies are in full force and effect and will not in any way be affected by, or terminate or lapse by reason of, the execution (but not the performance) of this Agreement.

Section 5.25. Investment Securities. Each of the Company and its Subsidiary has good title to all securities (including any evidence of indebtedness) owned by it, free and clear of any Liens, except (a) for Permitted Liens, (b) restrictions arising under the Organizational Documents of the issuers of such securities, (c) to the extent such securities are pledged in connection with the Company Securitization Documents or (d) for Liens or restrictions which would not individually or in the aggregate be material with respect to the value, ownership or transferability of such securities. Such securities are valued on the books of the Company in accordance with GAAP and the Investment Company Act in all material respects.

Section 5.26. CDO and CLO Activities. (a) The Company has delivered or made available to the Investors true and correct copies of all reports that have been distributed by the Company or any of its Affiliates to Noteholders and/or Preferred Shareholders in any of the Funds since December 31, 2006.

(b) Section 5.26(b) of the Company Disclosure Schedule lists each Collateral Management Agreement and each other CLO Agreement. The Company and its Subsidiary are in compliance in all material respects with the terms of each Collateral Management Agreement or other CLO Agreement to which it is a party or pursuant to which it acts as collateral manager (or in any similar capacity) or performs other services on behalf of a Fund. No breach by the Company of any Collateral Management Agreement or other CLO Agreement exists or has occurred since December 31, 2005, nor has the Company or any Affiliate received any written notice since December 31, 2005 that any such breach has occurred or is imminent.

(c) No exemptive orders, “no-action” letters or similar exemptions or regulatory relief have been obtained by (or on behalf of) the Company or any of its Affiliates, nor are any requests by (or on behalf of) the Company or any of its Affiliates, pending therefor, by or with respect to the Funds or otherwise in connection with the operation of the Funds, or with respect to any officer, director or employee of the Company or its Affiliates in connection with the operation of the Funds.

(d) The Company, its Affiliates and the Funds, have complied in all material respects with all Applicable Laws regarding the privacy of clients and other Persons and, to the extent required by Applicable Laws, have established compliance policies and procedures and internal controls in manner consistent with Applicable Laws.

(e) Section 5.26(e) of the Company Disclosure Schedule sets forth all fee-sharing or other similar arrangements with respect to any management fees (the “Fee-Sharing Arrangements”) payable by any Fund to the Company or its Affiliates. Neither the Company nor any Affiliate is subject to any other priority or other undertakings with respect to the distribution of any management fees of any Fund other than as set forth in the applicable Collateral Management Agreement or indenture.

(f) Each Fund is duly organized, validly existing and in good standing under the laws of its jurisdiction of organization (where any such jurisdiction recognizes the concept of “good standing”), and has the full power and authority to conduct its business as now conducted by it.

(g) The operation and transfer of any “warehouse” assets to each Fund was at all times in compliance in all material respects with all Applicable Laws and the CLO Agreements and Organizational Documents of such Fund.

(h) There is no action, suit, investigation or proceeding pending by or before any Governmental Authority (i) to which a Fund is a party or a target or subject or (ii) with which a Fund has been threatened in writing, and, to the knowledge of the Company, there are no facts or circumstances which would reasonably be expected to give rise to any such action, suit, investigation or proceeding.

(i) The acquisition, disposition, management, investment and reinvestment of each of the Fund’s assets by the Company or its Affiliates (i) have been made in accordance with the Fund’s indenture (including but not limited to the applicable Collateral Quality Tests) in effect at the time the investments were made and (ii) such assets have been held in accordance with all applicable investment policies and restrictions in effect at the time such investments were held, except in the case of each of the foregoing (i) and (ii) to the extent the failure to comply would not, individually or in the aggregate, have a material impact on the Funds, the Noteholders, or the Preferred Shareholders.

(j) The Company has made available to the Investors true, correct and complete copies of the procedure reports received by the Company from independent accountants engaged by each Fund with respect to periods from and including December 31, 2007 with respect to specified agreed upon procedures conducted by such accountants to the extent such reports are required under the applicable Collateral Management Agreements, indentures or other governing documents of each Fund. There are no audited financial statements for any Fund.

(k) None of the Company or its Affiliates is liable in connection with, on behalf of, or for, any obligation of any of the Funds.

(l) No Fund is the subject of any priority or exclusivity arrangements with respect to the allocation of investment opportunities that would restrict the ability to allocate investment opportunities among such Funds.

(m) No Fund is currently, or has ever been, engaged in the conduct of a trade or business within the United States for United States federal income tax purposes. No Tax Authority has asserted in writing to the Company or any Fund, that any Fund is, or has ever been, engaged in the conduct of a trade or business within the United States for United States federal income tax purposes, and no Fund has ever filed a United States Tax Return on that basis. The Company, on behalf of each of the Funds, has, in all material respects, complied with (A) any and all tax-related investment guidelines set forth in the Collateral Management Agreements and (B) any and all representations, warranties and covenants provided in each of the indentures and Collateral Management Agreements relating to such Fund not being engaged, or deemed to be engaged, in a trade or business within the United States for United States federal, state or local income tax purposes or otherwise subject to United States federal income tax on a net income tax basis (whether imposed by withholding or otherwise).

(n) None of the payments received by the Funds are currently, or have ever been, subject to any U.S. withholding tax.

(o)  Except as disclosed on Section 5.26(o) of the Company Disclosure Schedule:

(i) Each Fund has timely filed (taking into account all extensions of due dates) all Tax Returns that it was required to file, and has paid all Taxes due and payable by it;

(ii) No Tax Authority is now asserting in writing against any Fund any deficiency or claim for additional Taxes;

(iii) No Fund has been notified in writing by any Tax Authority that any audit of a Tax Return filed by such Fund is contemplated or pending. No Fund has waived any statute of limitations or agreed to any extension of any applicable statute of limitations with respect to a Tax assessment or deficiency;

(iv) For each Fund, no claim has ever been made by a Tax Authority in a jurisdiction where such Fund does not file reports and returns that such Fund is or may be subject to taxation by that jurisdiction;

(v) No Fund has ever entered into a closing agreement pursuant to Section 7121 of the Code;

(vi) No assets of any Funds are subject to any claim for Taxes (other than for Taxes not yet due and payable);

(vii)  No Fund is a party to any Tax allocation or sharing agreement;

  (viii) All information returns and other written statements and materials provided by the Company or the Funds (or any of their respective agents or Affiliates) to the Preferred Shareholders and Noteholders of each Fund, to the extent relating to Tax matters (including without limitation the Tax character of income of such Fund (e.g., capital gains versus ordinary income)), were correct and complete in all material respects and in compliance with (and otherwise consistent with) such Fund’s Indenture and other Constituent Documents in all material respects. Neither The Company nor any of its Affiliates has filed any Tax Return, or otherwise taken any position, that is inconsistent with such information returns and other written statements and materials (including without limitation the Tax character of income of the Funds as reported in such information returns);

  (ix) Each Fund is, and has at all times during its existence been, treated as a disregarded entity for U.S. federal, state and local Tax purposes;

  (x) No Fund has engaged in any transaction that is a “reportable transaction” under Section 6011 of the Code and the Treasury Regulations promulgated thereunder;

  (xi) All Taxes required to be withheld, collected or deposited by each Fund have been timely withheld, collected or deposited as the case may be, and, to the extent required, have been paid to the relevant Tax Authority; and

  (xii) No portion of the underlying assets of any Fund constitutes the assets of any (i) employee benefit plan that is subject to Title I of ERISA, (ii) any plan, individual retirement account or other arrangement that is subject to Section 4975 of the Code or any other laws or regulations that are similar to the fiduciary responsibility or prohibited transaction provisions of Title I of ERISA or Section 4975 of the Code or (iii) any entity whose underlying assets are considered to include “plan assets” of any of the foregoing plans, accounts or arrangements pursuant to 29 C.F.R. Section 2510.3-101 (as modified by Section 3(42) of ERISA), or otherwise.

(p) (i) No consent (negative or affirmative), approval of, or confirmation by, any Fund, Noteholder, Subordinated Noteholder, Preferred Shareholder, rating agency or any other Person, in each case under the CLO Agreements, will be required in connection with the transactions contemplated hereby, (ii) no “key person” or similar event will occur as a result of the transactions contemplated hereby, and (iii) immediately following the Closing, without any further action on the part of the Company, any Affiliate of the Company or Saratoga, the GSCIC Collateral Management Agreement and each other CLO Agreement to which the Company is a party will be in full force and effect in accordance with its terms.

Section 5.27. No Additional Representations. Except for the representations and warranties made by the Company in this Article 5 or in any certificate delivered pursuant to this Agreement, neither the Company nor any other Person makes any express or implied representation or warranty with respect to the Company or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and the Company hereby disclaims any such other representations or warranties. In particular, without limiting the foregoing disclaimer, neither the Company nor any other Person makes or has made any representation or warranty to the Investors or any of their respective Affiliates or Representatives with respect to (i) any financial projection, forecast, estimate or budget relating to the Company or its business or (ii) except for the representations and warranties made by the Company in this Article 5 or in any certificate delivered pursuant to this Agreement, any oral or written information presented to the Investors or any of their respective Affiliates or Representatives in the course of their due diligence investigation of the Company, the negotiation of this Agreement or in the course of the transactions contemplated hereby.

ARTICLE 6
REPRESENTATIONS AND WARRANTIES OF THE INVESTORS

Each Investor, severally and not jointly, represents and warrants to the Company as to the following matters:

Section 6.01. Corporate Existence; Power and Authority; Enforceability. Each Investor is duly formed, validly existing and in good standing under the laws of its jurisdiction of organization and has all corporate or entity powers and all governmental licenses, authorizations, permits, consents and approvals required to carry on its business as now conducted. The execution, delivery and performance by each such Investor of this Agreement and the consummation by such Investor of the transactions contemplated hereby are within the corporate or entity powers of such Investor and have been duly authorized by all necessary corporate or entity action. This Agreement constitutes a valid and binding agreement of each such Investor, enforceable against such Investor in accordance with its terms (subject to applicable bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and other laws affecting creditors’ rights generally and general principles of equity).

Section 6.02. Governmental Authorization. The execution, delivery and performance by each Investor of this Agreement and the consummation by each Investor of the transactions contemplated hereby require no action by or in respect of, or filing with, any Governmental Authority, other than (i) required filings with the SEC in connection with the Investment and other transactions contemplated by this Agreement, (ii) compliance with any applicable requirements of the 1933 Act, the 1934 Act, the Investment Company Act, the Advisers Act and any other state or federal securities laws, and (iii) other filings with state regulatory agencies that are necessary or convenient and do not require approval of the agency in connection therewith.

Section 6.03. Non-contravention. The execution, delivery and performance by each Investor of this Agreement and the consummation by each Investor of the transactions contemplated hereby do not and will not (i) contravene, conflict with, or result in any violation or breach of any provision of the Organizational Documents of such Investor, (ii) assuming compliance with the matters referred to in Section 6.02, contravene, conflict with or result in a material violation or material breach of any provision of any Applicable Law, (iii) require any consent or other action by any Person under, constitute a default, or an event that, with or without notice or lapse of time or both, would constitute a default, under, or cause or permit the termination, cancellation, acceleration or other change of any right or obligation or the loss of any benefit to which such Investor or any of its Subsidiaries is entitled under any provision of any Contract, agreement or other instrument binding upon such Investor or any of its Subsidiaries or any license, franchise, permit, certificate, approval or other similar authorization affecting, or relating in any way to, the assets or business of such Investor and its Subsidiaries or (iv) result in the creation or imposition of any Lien on any asset of such Investor or any of its Subsidiaries, with only such exceptions, in the case of each of clauses (iii) and (iv), as would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.04. Compliance with Laws and Court Orders. Each Investor is in compliance with, and to its knowledge is not under investigation with respect to and has not been threatened to be charged with or given notice of any violation of, any Applicable Law, except for violations that would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. There is no judgment, decree, injunction, rule or order of any arbitrator or Governmental Authority outstanding against any Investor that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Investment or any of the other transactions contemplated hereby. Each such Investor has no knowledge as of the date hereof of any investigations or charges that has had or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or that in any manner seeks to prevent, enjoin, alter or materially delay the Investment or any of the other transactions contemplated hereby.

Section 6.05. Financing. (a) Each Investor has, or will have prior to Closing, sufficient cash, available lines of credit or other sources of immediately available funds to enable it to make its respective payment of the purchase price of the Investment and any other amounts expressly required to be paid by such Investor hereunder.

(b) Saratoga has received a Commitment Letter from an Affiliate of Saratoga, dated as of April 14, 2010 and attached hereto as Exhibit H (the “Saratoga Commitment Letter”), pursuant to which the Affiliate of Saratoga has agreed, subject to the satisfaction of the conditions to Closing set forth herein (including the satisfaction of the conditions to the obligation of the Replacement Lender to fund amounts under the Replacement Facility), that in the event that the Investors shall not have satisfied the obligation to purchase the Shares as contemplated by this Agreement (unless the obligation to acquire the Shares has been assumed and satisfied by the Persons listed on Schedule I), the Affiliate of Saratoga shall loan to Saratoga an amount in cash equal to $12,800,000 in order to allow the Investors to purchase the Shares and, when added to funds available to CLO Partners as indicated in Section 6.05(a), to consummate the transactions contemplated by this Agreement.

Section 6.06. Litigation. As of the date hereof, there is no action, suit, investigation or proceeding pending against, or, to its knowledge, threatened against or affecting, any Investor, any present or former officer, director or employee of such Investor or any other Person for whom such Investor may be liable or any of their respective properties before (or, in the case of threatened actions, suits, investigations or proceedings, would be before) or by any

Governmental Authority or arbitrator that, if determined or resolved adversely in accordance with the plaintiff’s demands, would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

Section 6.07. Purchase for Own Account. The Shares will be acquired by each Investor for its own account, not as a nominee or agent, and not with a view to or in connection with the public sale or public distribution of any part thereof (except for the Transfer of Shares at Closing to the Permitted Transferees as set forth on Schedule I hereto and as contemplated by this Agreement), without prejudice, however, to such Investor’s right at all times to sell or otherwise dispose of all or any part of the Shares pursuant to an effective registration statement under the 1933 Act and applicable state securities laws, or under an exemption from such registration available under the 1933 Act and other applicable state securities laws. Each Investor is not acting as an agent, representative, intermediary, nominee, derivative counterparty or in a similar capacity for any other Person, nominee account or beneficial owner, whether a natural person or Entity (each such natural person or Entity, an “Underlying Beneficial Owner”), and no Underlying Beneficial Owner will have a beneficial or economic interest in the Shares being purchased by such Investor (whether directly or indirectly, including through any option, swap, forward or any other hedging or derivative transaction). For purposes of this Agreement, “Entity” means an any entity, including a fund-of-funds, trust, pension plan or other entity that is not a natural person.

Section 6.08. Accredited Investor. Each Investor is an “Accredited Investor” as defined in Rule 501(a) of Regulation D promulgated under the 1933 Act.

Section 6.09. Exempt from Registration; Restricted Securities. Each Investor understands that the Shares being purchased hereunder are restricted securities within the meaning of Rule 144 under the 1933 Act; and that the Shares are not registered and must be held indefinitely unless they are subsequently registered or an exemption from such registration is available.

Section 6.10. Restrictive Legends. Each Investor understands that each certificate representing the Shares shall be stamped or otherwise imprinted with a legend substantially in the following form:

THE SECURITIES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND NEITHER THE SECURITIES NOR ANY INTEREST THEREIN MAY BE OFFERED, SOLD, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO AN EFFECTIVE REGISTRATION OR AN EXEMPTION FROM REGISTRATION WHICH, IN THE OPINION OF COUNSEL REASONABLY SATISFACTORY TO THE COMPANY, IS AVAILABLE.

INVESTORS SHOULD BE AWARE THAT THEY MAY BE REQUIRED TO BEAR THE FINANCIAL RISKS OF THIS INVESTMENT FOR AN INDEFINITE PERIOD OF TIME. THIS SECURITY IS ALSO SUBJECT TO ADDITIONAL RESTRICTIONS ON TRANSFER AS SET FORTH IN THE STOCK PURCHASE AGREEMENT DATED AS OF APRIL 14, 2010, COPIES OF WHICH MAY BE OBTAINED UPON REQUEST FROM GSC INVESTMENT CORP. OR ANY SUCCESSOR THERETO.

Section 6.11. Removal of Restrictive Legend. The legend set forth above shall be removed by the Company from any certificate evidencing Shares upon delivery to the Company of an opinion by counsel, reasonably satisfactory to the Company, that a registration statement under the 1933 Act is at that time in effect with respect to the legend security or that such security can be freely transferred in a public sale without such a registration statement being in effect and that such transfer will not jeopardize the exemption or exemptions from registration pursuant to which the Company issued the Shares.

Section 6.12. Money Laundering Laws. The operations of each Investor is and have been conducted at all times in compliance with applicable financial recordkeeping and reporting requirements of the Currency and Foreign Transactions Reporting Act of 1970, as amended, the money laundering statutes of all jurisdictions, the rules and regulations thereunder and any related or similar rules, regulations or guidelines, issued, administered or enforced by any governmental agency (collectively, the “Money Laundering Laws”) and no action, suit or proceeding by or before any court or governmental agency, authority or body or any arbitrator involving the Investors or any of their respective Affiliates with respect to the Money Laundering Laws is pending or, to the knowledge of the Investors, threatened.

Section 6.13. Disclosure Documents. The information supplied by the Investors for inclusion in the Proxy Statement, or any amendment or supplement thereto, to be sent to the Company stockholders in connection with the Investment and the other transactions contemplated by this Agreement shall not, on the date the Proxy Statement, and any amendments thereto, is first mailed to the stockholders of the Company or at the time of the Company Stockholder Approvals, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

Section 6.14. Investment Adviser and Administrator. (a) Saratoga has the limited liability company power and authority to execute, deliver and perform the Replacement Management Agreements.

(b) There is no pending nor, to the best knowledge of Saratoga, threatened action, suit, proceeding, or investigation before or by any court, arbiter, governmental, regulatory, self-regulatory or exchange body or agency to which Saratoga or any of its principals is a party which would reasonably be expected to result in any material adverse change in the ability of Saratoga or its principals to perform their obligations under the Replacement Management Agreements.

(c) Neither Saratoga nor any of its employees or Affiliates has engaged in any of the activities specified in the Sections 203(e)(1) through 203(e)(8) of the Advisers Act, and no condition described in any such Section is applicable to Saratoga or any such employee or Affiliate.

(d) Neither Saratoga nor any respective “affiliated person” (as defined under the Investment Company Act) thereof is subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity contemplated by the Investment Company Act for any investment company under Sections 9(a) and 9(b) of the Investment Company Act. There is no proceeding or investigation pending or, to the best knowledge of Saratoga, threatened that would reasonably be expected to become the basis for any such disqualification.

(e) Saratoga is an investment adviser that has been registered with the SEC pursuant to Section 203 of the Advisers Act. Saratoga has delivered to the Company all information required by Form ADV Part I and Form ADV Part II with respect to Saratoga as an investment adviser in connection with its registration pursuant to Section 203 of the Advisers Act, and the information contained therein does not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading.

(f) The Replacement Lender is not an “affiliated person” (as such term is defined in Section 2(a)(3) of the Investment Company Act) of Saratoga.

Section 6.15. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of the Investors who might be entitled to any fee or commission from the Company or any of its Affiliates upon consummation of the Investment or the other transactions contemplated by this Agreement.

Section 6.16. No Additional Representations. Except for the representations and warranties made by each Investor in this Article 6 or in any certificate delivered pursuant to this Agreement, none of the Investors nor any other Person makes any express or implied representation or warranty with respect to such Investor or its business, operations, assets, liabilities, conditions (financial or otherwise) or prospects, and each such Investor hereby disclaims any such other representations or warranties.

ARTICLE 7
COVENANTS OF THE COMPANY

Section 7.01. Conduct of the Company. From the date hereof until Closing, the Company shall conduct its business in the ordinary course in a manner that is consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors and officers and (iv) maintain satisfactory relationships with its Lender and others having material business relationships with it. Without limiting the generality of the foregoing, except as expressly contemplated by this Agreement, the Company shall not:

(a)  amend its charter or bylaws (whether by merger, consolidation or otherwise);

(b) (i) split, combine or reclassify any shares of its stock, (ii) declare, set aside or pay any dividend or other distribution (whether in cash, stock or property or any combination thereof) in respect of its stock, except as necessary to maintain the Company’s qualification for treatment as a regulated investment company under Subchapter M of the Code and/or to avoid corporate-level Tax, or (iii) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any Company Securities;

(c) (i) issue, deliver or sell, or authorize the issuance, delivery or sale of, any Company Securities or (ii) amend any term of any Company Security (in each case, whether by merger, consolidation or otherwise);

(d)  incur any material capital expenditures or any obligations or liabilities in respect thereof;

(e) acquire (by merger, consolidation, acquisition of stock or assets or otherwise), directly or indirectly, any assets, securities, properties, interests or businesses, other than in the ordinary course of business of the Company in a manner that is consistent with past practice;

(f) sell, lease, license or otherwise transfer, or create or incur any Lien on, any of the Company’s assets, securities, properties, interests or businesses, other than sales in the ordinary course of business of the Company in a manner that is consistent with past practice;

(g) other than in connection with actions permitted by Section 7.01(e), make any loans, advances or capital contributions to, or investments in, any other Person, other than in the ordinary course of business of the Company in a manner that is consistent with past practice;

(h) create, incur, assume, suffer to exist or otherwise be liable with respect to any indebtedness for borrowed money or guarantees thereof, other than under the Company Securitization Documents and other than in the ordinary course of business of the Company in a manner that is consistent with past practice;

(i) enter into, modify, amend or terminate any material Contract or waive, release or assign any rights or claims thereunder, which if so entered into, modified, amended, terminated, waived, released or assigned would be reasonably likely to (i) impair the ability of the Company to perform its obligations under this Agreement in any material respect or (ii) prevent or materially delay the consummation of the transactions contemplated hereby; or take any other action intended to or that would reasonably be expected to, individually or in the aggregate, impede, interfere with, prevent, or materially delay the consummation of the transactions contemplated by this Agreement;

(j) adopt a plan of complete or partial liquidation or resolutions providing for a complete or partial liquidation, dissolution, or recapitalization of the shares of the Company;

(k) change the Company’s methods of accounting, except as required by concurrent changes in GAAP or in Regulation S-X of the 1934 Act, as agreed to by its independent public accountants;

(l) settle, or offer or propose to settle, (i) any material litigation, investigation, arbitration, proceeding or other claim involving or against the Company, (ii) any stockholder litigation or dispute against the Company or any of its officers or directors or (iii) any litigation, arbitration, proceeding or dispute that primarily relates to the transactions contemplated hereby;

(m) take any action that would make any representation or warranty of the Company hereunder, or omit to take any action necessary to prevent any representation or warranty of the Company hereunder from being, inaccurate in any material respect at, or as of any time before, the Closing; or

(n)  agree, resolve or commit to do any of the foregoing.

Section 7.02. Company Stockholder Meeting. The Company shall cause a meeting of its stockholders (the “Company Stockholder Meeting”) to be duly called and held as soon as reasonably practicable (but in no event later than 45 days after the date of the first mailing of the Proxy Statement) for the purpose of considering and voting on proposals to (i) approve the issuance of Shares to the Investors pursuant to this Agreement in accordance with the NYSE Rules and the issuance of Shares to the Investors at a price per share below the then-current net asset value in accordance with the requirements of Section 23(b) of the Investment Company Act, and (ii) approve the Replacement Advisory Agreement in accordance with Section 15 of the Investment Company Act (the proposals referenced above, collectively, the “Company Stockholder Proposals”, and the approval thereof by the Company’s stockholders, collectively referred to as the “Company Stockholder Approvals”). The Company shall engage a proxy soliciting firm reasonably acceptable to Saratoga to assist in the solicitation of proxies with respect to the Company Stockholder Proposals at the Company Stockholder Meeting.

Section 7.03. No Solicitation; Other Offers. (a) General Prohibitions. Subject to Section 7.03(b), the Company shall not, and shall not authorize or permit any of its officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors (“Representatives”) to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any Acquisition Proposal, (ii) enter into or participate in any discussions or negotiations with, furnish any information relating to the Company or any of its Subsidiaries or afford access to the business, properties, assets, books or records of the Company to, otherwise cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Third Party that is seeking to make, or has made, an Acquisition Proposal, (iii) withdraw, fail to make, or modify in a manner adverse to the Investors the Company Board Recommendation (or recommend an Acquisition Proposal or take any action or make any statement inconsistent with the Company Board Recommendation) (any of the foregoing in this clause (iii), an “Adverse Recommendation Change”), (iv) grant any waiver or release under, or fail to enforce the terms of, any confidentiality, standstill or similar agreements or arrangements with respect to any class of equity securities or assets of the Company, or (v) enter into any agreement in principle, letter of intent, term sheet, merger agreement, acquisition agreement, option agreement or other similar instrument relating to an Acquisition Proposal.

(b) Exceptions. Notwithstanding Section 7.03(a), but subject at all times to satisfaction of the conditions in Section 7.03(c), at any time prior to receipt of the Company Stockholder Approvals:

(i) the Company, directly or indirectly through advisors, agents or other intermediaries, may (A) engage in negotiations or discussions with any Third Party and its Representatives or financing sources that, subject to the Company’s compliance with Section 7.03(a), has made after the date of this Agreement a bona fide, written Acquisition Proposal that the Board reasonably believes will lead to a Superior Proposal and (B) furnish to such Third Party or its Representatives or financing sources non-public information relating to the Company pursuant to a confidentiality agreement (a copy of which shall be provided for informational purposes only to Saratoga) with such Third Party with terms no less favorable to the Company than those contained in the Confidentiality Agreement; provided that all such information (to the extent that such information has not been previously provided or made available to Saratoga) is provided or made available to Saratoga, as the case may be, prior to or substantially concurrently with the time it is provided or made available to such Third Party) and (C) take any nonappealable, final action that any court of competent jurisdiction orders the Company to take; and

(ii)  the Board may make an Adverse Recommendation Change;

in each case referred to in the foregoing clauses (i) and (ii) only if (A) such Acquisition Proposal was not solicited in violation of Section 7.03(a), (B) the Acquisition Proposal was from a Third Party that is financially and legally qualified to make such proposal, (C) such Acquisition Proposal was not made by the Third Party in violation of any confidentiality, standstill or similar agreement or arrangement between the Company and such Third Party (or their respective Representatives and Affiliates) or to which, to the best knowledge of the Company (based on a written certification from such Third Party), such Third Party is a party or is otherwise bound, (D) the Board determines in good faith, after consultation with outside legal counsel, that the failure to take such action would be inconsistent with the duties of the Board under Maryland Law, and (E) simultaneous with the delivery of such Acquisition Proposal intended by such Third Party to be binding on such Third Party and to constitute a Superior Proposal, and the Board is prepared to recognize such Acquisition Proposal as a Superior Proposal, the Third Party deposits with the Company a cash deposit in an amount equal to the Termination Fee.

In addition, nothing contained herein shall prevent the Board from complying with Rule 14e-2(a) under the 1934 Act with regard to an Acquisition Proposal so long as any action taken or statement made to so comply is consistent with this Section 7.03; provided that any such action taken or statement made that relates to an Acquisition Proposal shall be deemed to be an Adverse Recommendation Change unless the Board reaffirms the Company Board Recommendation in such statement or in connection with such action.

(c) Required Notices. The Board shall not take any of the actions referred to in Section 7.03(b)(i) unless the Company shall have delivered to Saratoga a prior written notice advising Saratoga that it intends to take such action and the Company shall notify Saratoga promptly (but in no event later than 48 hours) after receipt by the Company (or any of its Representatives) of any Acquisition Proposal, and the Company shall not take any action referred to in Section 7.03(b)(ii) unless the Acquisition Proposal was made in accordance with Section 7.03(b), the Company has not breached in any material respect any provision of this Agreement, and Investors have received from the Company a notice (a “Change of Recommendation Notice”) at least 5 Business Days prior to such proposed Adverse Recommendation Change, which notice shall (i) expressly state that the Company has received an Acquisition Proposal which the Board has determined is a Superior Proposal and that the Company intends to effect an Adverse Recommendation Chance and the manner in which it intends to do so, and (ii) includes a copy and summary of the material terms of such Acquisition Proposal; provided that any material amendment to the terms of such Acquisition Proposal shall require a Change of Recommendation Notice at least 3 Business Days prior to a new Adverse Recommendation Change. During any such notice period, the Company and its advisors shall negotiate in good faith with Investors to make adjustments to the terms and conditions of this Agreement such that the Acquisition Proposal in question would no longer constitute a Superior Proposal.

(d) Obligation to Terminate Existing Discussions. The Company shall, and shall cause its Subsidiary and their respective Representatives to, cease immediately and cause to be terminated any and all existing activities, discussions or negotiations, if any, with any Third Party and its Representatives and its financing sources conducted prior to the date hereof with respect to any Acquisition Proposal and shall take all actions as may be reasonably necessary to enforce the terms of any existing confidentiality, standstill or similar arrangement with any Third Party.

Section 7.04. Tax Matters. (a) From the date hereof until the Closing, the Company shall not, without the prior written consent of Saratoga: (i) make or change any material Tax election, (ii) change any annual tax accounting period, (iii) adopt or change any method of tax accounting or (iv) take or omit to take any other action, other than in the ordinary course of business, if any such action or omission would have the effect of increasing the taxable income or reducing any Tax asset of the Company.

(b) From the date hereof until the Closing, the Company shall not, without the prior written consent of Saratoga: (i) file any material amended Tax Return or claim for any material Tax refund, (ii) enter into any material closing agreement, (iii) settle any material Tax liability, (iv) surrender or compromise any material Tax claim, audit or assessment, (v) surrender or compromise any right to claim a material Tax refund, offset or other reduction in Tax liability, or

(vi) consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment.

(c) The Company shall establish or cause to be established in accordance with GAAP on or before the Closing an adequate accrual for all material Taxes due with respect to any period or portion thereof ending prior to or as of the Closing.

(d) The Company shall prepare and duly and timely file all Tax Returns of the Company that are required to be filed on or before the Closing with any Taxing Authority, subject to any extension permitted by Applicable Law; provided that, the Company notifies Saratoga that it is availing itself of any such extension, and provided, further, that any such extension does not adversely affect the Company’s regulated investment company status. All such Tax Returns shall be prepared on a basis consistent with the most recent Tax Returns of the Company unless the Company determines that there is no reasonable basis for such position, and shall be true, correct and complete in all material respects. The Company shall provide Saratoga with a copy of such Tax Return within a reasonable period of time.

Section 7.05. Stock Split and Ticker Symbol Change. (a) Immediately following the Closing, the Board shall amend the Company’s charter, if necessary and without action of the Company’s stockholders, or take such other required action to effect a reverse stock split that results in a combination of shares of Common Stock at a ratio of 10 shares of Common Stock into one share of Common Stock.

(b) As soon as reasonably practicable following the Closing, and subject to obtaining the requisite approval of the NYSE, the Company shall change the stock or ticker symbol for its Common Stock from “GNV” to a stock or ticker symbol that is reasonably acceptable to Saratoga.

ARTICLE 8
COVENANTS OF THE INVESTORS

Section 8.01. Voting of Shares. Each Investor agrees that it shall vote all shares of Common Stock, if any, beneficially owned by it or any of its Subsidiaries in favor of the Company Stockholder Proposals at the Company Stockholder Meeting.

Section 8.02. Amendment of Saratoga Commitment Letter. Saratoga shall not, without the written consent of the Company, amend or modify the terms of the Saratoga Commitment Letter in a manner detrimental, in the reasonable opinion of the Company, to the consummation of the transactions contemplated by this Agreement or, except as provided in the Saratoga Commitment Letter, otherwise release the Affiliate of Saratoga from any of its obligations under the Saratoga Commitment Letter.

Section 8.03. Transfer of Shares to Permitted Transferees. (a) Prior to or at the Closing, the Investors shall cause each Permitted Transferee set forth on Schedule I hereto, or such other

Person as described in Section 8.03(b)(ii) below, to agree in writing to be bound the terms of this Agreement by executing a Joinder Agreement in substantially the form attached hereto as Exhibit G and shall deliver a copy of each such Joinder Agreement to the Company prior to or at the Closing.

(b) Simultaneously with the Closing, the Investors will Transfer, or cause to be Transferred, the Shares to (i) the Persons set forth on Schedule I hereto and in the amounts indicated therein or (ii) any other Person with respect to which the Board shall have adopted a resolution (which shall have been unanimously approved by the independent directors of the Board) stating that the Board has no objection if a Transfer of Shares is made to such Person; provided that the Investors shall provide the Board with reasonable advance notice (in no event shall such notice be received by the Board less than 10 Business Days prior to Closing) of an intention to Transfer any Shares to a Person other than those Permitted Transferees set forth on Schedule I hereto.

ARTICLE 9
COVENANTS OF THE INVESTORS AND THE COMPANY

The parties hereto agree that:

Section 9.01. Reasonable Best Efforts. (a) Subject to the terms and conditions of this Agreement, the Company and each Investor shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable hereunder and under Applicable Law to consummate the transactions contemplated by this Agreement, including without limitation (i) preparing and filing as promptly as practicable with any Governmental Authority or other third party all documentation to effect all necessary filings, notices, petitions, statements, registrations, submissions of information, applications and other documents and (ii) obtaining and maintaining all approvals, consents, registrations, permits, authorizations and other confirmations required to be obtained from any Governmental Authority or other third party that are necessary, proper or advisable to consummate the transactions contemplated by this Agreement; provided that the parties hereto understand and agree that the reasonable best efforts of any party hereto shall not be deemed to include entering into any settlement, undertaking, consent decree, stipulation or agreement with any Governmental Authority in connection with the transactions contemplated hereby.

(b) Subject to the terms and conditions of this Agreement, the Company and the Investors shall use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated by the Replacement Facility.

Section 9.02. Proxy Statement. (a) As promptly as practicable and in no event later than 30 days after the date hereof, the Company shall file a preliminary proxy statement on Schedule 14A with the SEC (the “Preliminary Proxy Statement”) and, subsequent to receiving clearance from the SEC, a definitive proxy statement on Schedule 14A (the “Definitive Proxy

Statement”). Subject to Section 7.03, the Proxy Statement shall include the Company Board Recommendation in favor of each of the Company Stockholder Proposals. The Company shall use its reasonable best efforts to cause the Definitive Proxy Statement to be mailed to its stockholders as promptly as practicable after the SEC clears any and all outstanding comments to the Proxy Statement. The Company shall promptly provide copies, consult with Saratoga and prepare written responses with respect to any written comments received from the SEC with respect to the Proxy Statement and shall notify Investor of any oral comments received from the SEC. The Company shall use its reasonable best efforts to ensure that the Proxy Statement complies in all material respects with the rules and regulations promulgated by the SEC under the 1934 Act (including Section 14 thereof), and the Proxy Statement will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable shareholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

(b) Saratoga (acting on behalf of, and with respect to, the Investors) shall use its reasonable best efforts to ensure that the information it supplies to the Company for inclusion in the Proxy Statement will be complete in all material respects and will not contain (at the time such materials or information are distributed, filed or provided, as the case may be and at the time of the applicable stockholder vote or action, including any supplement thereto) any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements made therein, in the light of the circumstances under which they were made, not misleading or necessary to correct any statement or any earlier communication with respect to the solicitation of a proxy for the same meeting or subject matter which has become false or misleading.

(c) The Company will advise Saratoga promptly after it receives notice thereof of the time when the Proxy Statement has been cleared by the SEC or any request by the SEC for amendment of the Proxy Statement or comments thereon and responses thereto or requests by the SEC for additional information. No amendment to the Proxy Statement shall be filed without the approval of Saratoga, which approval shall not be unreasonably withheld or delayed. If, at any time prior to the Closing, any information relating to the Company, or any of its respective Affiliates, officers or directors should be discovered by the Company or Saratoga that should be set forth in an amendment to the Proxy Statement so that such documents would not include any misstatement of a material fact or omit to state any material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading, the party hereto that discovers such information shall promptly notify the other parties hereto and an appropriate amendment describing such information shall be promptly filed with the SEC and, to the extent required by law, disseminated to the stockholders of the Company.

Section 9.03. Public Announcements. Saratoga (acting on behalf of the Investors) and the Company shall consult with each other before issuing any press release, having any communication with the press (whether or not for attribution), making any other public statement or scheduling any press conference or conference call with investors or analysts with respect to this Agreement or the transactions contemplated hereby and, except in respect of any public statement or press release as may be required by Applicable Law or any listing agreement with or rule of any national securities exchange or association, shall not issue any such press release or make any such other public statement or schedule any such press conference or conference call without the consent of the other party.

Section 9.04. Access to Information. From the date hereof until the Closing and subject to Applicable Law and the Confidentiality Agreement, the Company and Saratoga shall (i) give to the other party, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, books and records of such party, (ii) furnish to the other party, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information as such Persons may reasonably request and (iii) instruct its employees, counsel, financial advisors, auditors and other authorized representatives to cooperate with the other party in its investigation. Any investigation pursuant to this Section 9.04 shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of the other party. No information or knowledge obtained in any investigation pursuant to this Section 9.04 shall be deemed to modify any representation or warranty made by any party hereunder.

Section 9.05. Notices of Certain Events. Each of the Company and Saratoga (acting on behalf of the Investors) shall promptly notify the other of:

(a)  any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;

(b)  any discussions/negotiations with, or communications received from or provided to, the Lender;

(c)  any notice or other communication from any Governmental Authority in connection with the transactions contemplated by this Agreement;

(d)  any actions, suits, claims, investigations or proceedings commenced or, to its knowledge, threatened against, relating to or involving or otherwise affecting the Company and its Subsidiary or any Investor and any of their respective Subsidiaries, as the case may be, that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to any Section of this Agreement or that relate to the consummation of the transactions contemplated by this Agreement;

(e)  any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Article 10 not to be satisfied; and

(f) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;

provided that the delivery of any notice pursuant to this Section 9.05 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.

Section 9.06. Director and Officer Liability. (a) For six years after the Closing, the Company shall, and Saratoga shall not take any action, including any action with respect to the voting of its shares, that will prevent or otherwise impair the Company’s ability to do so, indemnify and hold harmless the present and former officers and directors of the Company or a member of the Company’s investment committee or disclosure committee (each, an “Indemnified Person”) in respect of acts or omissions occurring at or prior to the Closing to the fullest extent permitted by Maryland Law or any other Applicable Law or provided under the Company’s charter and bylaws in effect on the date hereof; provided that such indemnification shall be subject to any mandatory limitation imposed from time to time under Applicable Law.

(b) For six years after the Closing, Saratoga shall not take any action, including any action with respect to the voting of its shares, that would prevent the Company from maintaining in effect, or would otherwise materially modify, change or alter, the provisions in the Company’s charter and bylaws (or in such documents of any successor to the business of the Company) regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of this Agreement.

(c) For six years after the Closing, Saratoga shall not take any action, including any action with respect to the voting of its shares and the abstention from voting on such matters by the Saratoga Directors (except as otherwise required by applicable statutory or fiduciary duties under Maryland Law), that would (i) prevent the Company from maintaining in effect, or (ii) otherwise materially modify, change or alter the terms, conditions, retentions and limits of liability in manner that is less favorable than as currently provided in the Company’s existing policies as of the date hereof, the provisions in the Company’s existing directors’ and officers’ insurance policies at coverage levels equal to or greater than $20 million in the aggregate.

(d) These rights shall survive consummation of the Investment and the other transactions contemplated hereby and are intended to benefit, and shall be enforceable by, each Indemnified Person.

Section 9.07. Confidentiality. Prior to the Closing and after any termination of this Agreement, each Investor and the Company shall hold, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to hold, in confidence, unless compelled to disclose by Applicable Law, all confidential documents and information concerning the other party furnished to it or its Affiliates in connection with the transactions contemplated by this Agreement, except to the extent that such information can be shown to have been (a) previously known on a nonconfidential basis by such party, (b) in the public domain through no fault of such party or (c) later lawfully acquired by such party from sources other than the other party; provided that each Investor and the Company may disclose such information to its officers, directors, employees, accountants, counsel, consultants, advisors and agents in connection with the transactions contemplated by this Agreement so long as such party informs such Persons of the confidential nature of such information and directs them to treat it confidentially. Each Investor and the Company shall satisfy its obligation to hold any such information in confidence if it exercises the same care with respect to such information as it would take to preserve the confidentiality of its own similar information. If this Agreement is terminated, each Investor and the Company shall, and shall use its best efforts to cause its officers, directors, employees, accountants, counsel, consultants, advisors and agents to, destroy or deliver to the other party, upon request, all documents and other materials, and all copies thereof, that it or its Affiliates obtained, or that were obtained on their behalf, from the other party in connection with this Agreement and that are subject to such confidence; provided, however, that each of Saratoga and the Company (i) may retain one set of such confidential information to the extent required by law or their respective document retention policies and (ii) are not required to destroy any computer records or files containing such confidential information that have been created pursuant to automatic archiving and back-up procedures and that cannot be reasonably deleted. Any confidential information so retained by Saratoga or the Company pursuant to the foregoing sentence shall continue to be held in strict confidence in accordance with the terms and conditions of this Agreement.

Section 9.08. Takeover Statutes. If any Takeover Statute shall become applicable to the Investment or the other transactions contemplated hereby, each of the Company and Saratoga and the respective members of their boards of directors shall, to the extent permitted by Applicable Law, use reasonable best efforts to grant such approvals and take such actions as are necessary so that the transactions contemplated by this Agreement may be consummated as promptly as practicable on the terms contemplated herein and otherwise act to eliminate or minimize the effects of such Takeover Statute on the transactions contemplated hereby.

ARTICLE 10
CONDITIONS TO THE OBLIGATIONS OF THE PARTIES

Section 10.01. Conditions to the Obligations of Each Party. The obligations of the Company and the Investors to consummate the Investment and the other transactions contemplated hereby are subject to the satisfaction of the following conditions:

(a) the Company Stockholder Approvals shall have been obtained in accordance with the Investment Advisers Act, the Investment Company Act, the NYSE Rules and, if required by Maryland Law, Maryland Law;

(b) no Applicable Law shall prohibit the consummation of the Investment and the other transactions contemplated hereby;

(c) (i) there shall not have been instituted or pending any action or proceeding by any Governmental Authority challenging or seeking to make illegal, to delay materially or otherwise directly or indirectly to restrain or prohibit the consummation of the Investment, seeking to obtain material damages or otherwise directly or indirectly relating to the transactions in connection with the Investment or the other transactions contemplated by this Agreement, and (ii) there shall not have been any action taken, or any Applicable Law enacted, enforced, promulgated, issued or deemed applicable to the Investment, by any Governmental Authority, that, in the reasonable judgment of Saratoga and the Company, is likely, directly or indirectly, to result in any of the consequences referred to in clause (i) above;

(d) the Company or a Subsidiary of the Company shall have entered into the Replacement Facility with the Replacement Lender, effective as of the Closing, all conditions to borrowing under the Replacement Facility shall have been satisfied, and the Company or a Subsidiary of the Company shall have the right, at or immediately following the Closing, to immediately draw down under the Replacement Facility an amount of cash at least equal to (i) the remaining portion of the Loan Repayment after applying the aggregate proceeds received in connection with the Investment, plus (ii) all fees and expenses accrued or payable by the Company as of the Closing or immediately thereafter with respect to the transactions contemplated by this Agreement and the Replacement Facility (in accordance with the terms set forth in such document), and all commercially reasonable steps required to make the Loan Repayment shall have been taken; and

(e) all actions by or in respect of, or filings with, any Governmental Authority, required to permit the consummation of the Investment and the other transactions contemplated hereby, shall have been taken, made or obtained.

Section 10.02. Conditions to the Obligations of the Investors. The obligations of the Investors to consummate the Investment and the other transactions contemplated hereby are subject to the satisfaction of the following further conditions:

(a) (i) the Company shall have performed in all material respects all of its obligations hereunder required to be performed by it at or prior to the Closing, (ii) (A) the representations and warranties contained in Section 5.02(a), 5.02(b), 5.10(a), 5.10(b), 5.16(f) and 5.26(p) shall be true and correct in all respects as of the date hereof and as of the Closing as if made at and as of such time; (B) the representations and warranties of the Company contained in Section 5.01, 5.05, 5.06, 5.20, 5.21 and 5.25 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true and correct in all material respects as of the date hereof and at and as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time); and (C) the other representations and warranties of the Company contained in this Agreement or in any certificate or other writing delivered by the Company pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true as of the date hereof and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (C) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a

Material Adverse Effect; and (iii) Saratoga shall have received a certificate signed by an executive officer of the Company to the foregoing effect;

(b) the Lender shall have delivered a payoff letter in a form reasonably satisfactory to the Company pursuant to which the Lender shall have agreed to terminate the Company Securitization Documents and release any and all Liens on the assets pledged under the Company Securitization Documents promptly following receipt of the amounts set forth in such payoff letter;

(c) the Company shall have received the written resignations of Robert F. Cummings, Jr. and Richard M. Hayden, to be effective as of the date of Closing, as members of the Board;

(d) the Board shall have approved the election of, effective as of the date of Closing, the Saratoga Directors as members of the Board;

(e) the Company shall have entered into the Replacement Management Agreements, effective as of the date of Closing;

(f) the Company shall have entered into the License Agreement, effective as of the date of Closing;

(g) the Company shall have entered into the Registration Rights Agreement, effective as of the date of Closing;

(h) the Company shall have approved and prepared an amendment to its charter with the SDAT changing its name from “GSC Investment Corp.” to “Saratoga Investment Corp.” or a derivation thereof that is acceptable to Saratoga, and shall have taken all actions (including those specified in paragraph 3 of the Termination and Release Agreement) to effect the name change of the Company’s Subsidiary and its Affiliates (including, without limitation, GSC Partners CDO GP III, L.P., GSC Investment Corp. CLO 2007, Ltd. and GSC Investment Corp. CLO 2007, Inc.), in each case to be filed or to become effective, as applicable, immediately following the Closing; and

(i) the Company’s BDC Election shall be in full force in effect, the Company shall not have filed with the SEC any notice of withdrawal of the BDC Election, and no order of suspension or revocation of such election shall have been issued or, to the Company’s knowledge, proceedings therefor been initiated or threatened by the SEC.

Section 10.03. Conditions to the Obligations of the Company. The obligations of the Company to consummate the Investment and the other transactions contemplated hereby are subject to the satisfaction of the following further condition:

(a) (i) The Investors shall have performed in all material respects all of their respective obligations hereunder required to be performed by it at or prior to the Closing, (ii) (A) the representations and warranties of the Investors contained in Sections 6.01, 6.07 and 6.08 (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true in all material respects as of the date hereof and at and as of the Closing as if made at and as of such time (other than such representations and warranties that by their terms address matters only as of another specified time, which shall be true in all material respects only as of such time) and (B) the other representations and warranties of the Investors contained in this Agreement or in any certificate or other writing delivered by the Investors pursuant hereto (disregarding all materiality and Material Adverse Effect qualifications contained therein) shall be true as of the date hereof and at and as of the Closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which shall be true only as of such time), with, in the case of this clause (B) only, only such exceptions as have not had and would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; and (iii) the Company shall have received a certificate signed by an executive officer of Saratoga to the foregoing effect;

(b) The Investors shall have obtained executed Joinder Agreements substantially in the form attached hereto as Exhibit G from each of the Permitted Transferees set forth on Schedule I hereto, each of which to be effective as of the Closing, and the Investors shall have delivered a copy of each such Joinder Agreement to the Company prior to or at the Closing; and

(c) Saratoga shall be in compliance in all material respects with its obligations under the Advisers Act as of the date of Closing.

ARTICLE 11
TERMINATION

Section 11.01. Termination. This Agreement may be terminated and the Investment may be abandoned at any time prior to the Closing (notwithstanding any approval of the Investment and the other transactions contemplated hereby by the stockholders of the Company):

(a)  by mutual written agreement of the Company and Saratoga (acting on behalf of the Investors);

(b)  by either the Company or Saratoga (acting on behalf of the Investors), if:

(i) the Investment has not been consummated on or before September 30, 2010 (the “End Date”); provided that the right to terminate this Agreement pursuant to this Section 11.01(b)(i) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Investment to be consummated by such time; provided, further, that in the event the Company desires to terminate this Agreement pursuant to this Section 11.01(b)(i) and Saratoga (acting on behalf of the Investors) desires to terminate this Agreement pursuant to Section 11.01(c)(iv), then the termination right of Saratoga under Section 11.01(c)(iv) shall prevail; or

(ii) there shall be any Applicable Law that (1) makes consummation of the transactions contemplated by this Agreement illegal or otherwise prohibited or (2)

enjoins the Company or Saratoga from consummating the transactions contemplated by this Agreement and such injunction shall have become final and nonappealable; or

(iii) at the Company Stockholder Meeting (including any adjournment or postponement thereof), the Company Stockholder Approvals shall not have been obtained; or

(c)  by Saratoga (acting on behalf of the Investors), if:

(i) an Adverse Recommendation Change shall have occurred, or at any time after receipt or public announcement of an Acquisition Proposal, the Board shall have failed to reaffirm the Company Board Recommendation as promptly as practicable (but in any event within 5 Business Days) after receipt of any written request to do so from Saratoga;

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of the Company set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.02(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date; or

(iii) there shall have been a material breach by the Company or its Representatives of Section 7.02 or Section 7.03; or

(iv) the Company Stockholder Meeting (including any adjournment or postponement thereof) has not been held prior to the End Date; provided, however, that Saratoga must not be in material breach of this Agreement on the date of such termination and must, if requested by the Company, extend the End Date for a period of 30 calendar days to permit the Company to hold the Company Stockholder Meeting; or

(d)  by the Company, if:

(i) prior to the Company Stockholder Meeting, the Board shall have made an Adverse Recommendation Change in compliance with the terms of this Agreement; provided, however, that such termination will not take effect until the Company has paid Saratoga the full amount of the Termination Fee as set forth in Section 11.03(a); or

(ii) a breach of any representation or warranty or failure to perform any covenant or agreement on the part of any Investor set forth in this Agreement shall have occurred that would cause the condition set forth in Section 10.03(a) not to be satisfied, and such condition is incapable of being satisfied by the End Date.

The party desiring to terminate this Agreement pursuant to this Section 11.01 (other than pursuant to Section 11.01(a)) shall give notice of such termination to the other party.

Section 11.02. Effect of Termination. If this Agreement is terminated pursuant to Section 11.01, except as otherwise specifically provided elsewhere in this Agreement (including without limitation Section 11.03), this Agreement shall become void and of no effect without liability of any party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party hereto; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure of either party to perform a covenant hereof, such party shall be fully liable for any and all liabilities and damages incurred or suffered by the other party as a result of such failure. The provisions of this Section 11.02, Section 11.03, Section 9.07 and Article 12 shall survive any termination hereof pursuant to Section 11.01.

Section 11.03. Termination Fees and Expense Reimbursement. (a) In the event that this Agreement is terminated pursuant to Section 11.01(c)(i), Section 11.01(c)(iii) or Section 11.01(d)(i), the Company will pay to Saratoga an amount in immediately available funds equal to $1,250,000 (the “Termination Fee”) as liquidated damages.

(b) In the event that this Agreement is terminated (i) by Saratoga pursuant to Section 11.01(c)(ii) or (ii) by the Company pursuant to Section 11.01(b)(i) (provided that, in such case, at the time of the Company’s termination (A) Saratoga was willing to continue engaging in good faith negotiations to reasonably resolve any unsatisfied conditions or other such remaining issues impeding the Closing and was willing to agree to a one-time extension of the End Date (provided that the conditions to Closing not yet satisfied on the End Date are reasonably capable of being satisfied prior to the End Date, as so extended) for an additional 30 calendar days expressly for that purpose, (B) Saratoga was not otherwise in breach of this Agreement, and (C) the Company was unwilling to agree to such extension), the Company will pay to Saratoga an amount in immediately available funds equal to the aggregate amount of all documented, out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers and accountants, incurred by Saratoga and/or its Affiliates in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (up to an amount not to exceed $500,000 in the aggregate) (the “Expense Reimbursement”).

(c) In the event that this Agreement is terminated pursuant to Section 11.01(b)(iii) or Section 11.01(c)(iv), the Company will pay to Saratoga an amount in immediately available funds equal to the aggregate amount of all documented, out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers and accountants, incurred by Saratoga and/or its Affiliates in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder (up to an amount not to exceed $350,000 in the aggregate) (the “No Vote Expense Reimbursement”).

(d) In the event that this Agreement is terminated (i) by Saratoga pursuant to Section 11.01(c)(ii) or Section 11.01(c)(iv), (ii) by the Company pursuant to Section 11.01(b)(i) (provided that, in such case, at the time of the Company’s termination (A) Saratoga was willing to continue engaging in good faith negotiations to reasonably resolve any unsatisfied conditions or other such remaining issues impeding the Closing and was willing to agree to a one-time extension of the End Date (provided that the conditions to Closing not yet satisfied on the End Date are reasonably capable of being satisfied prior to the End Date, as so extended) for an additional 30 calendar days expressly for that purpose, (B) Saratoga was not otherwise in breach of this Agreement, and (C) the Company was unwilling to agree to such extension), or (iii) by either party pursuant to Section 11.01(b)(iii), and if at any time within the 9-month period immediately following the date of such termination, the Company shall have entered into a definitive agreement with respect to, recommended to its stockholders or consummated any Acquisition Proposal (provided that each reference to “10%” in the definition of Acquisition Proposal shall be deemed to be a reference to “35%”; and provided, further, that the definition of Acquisition Proposal shall not apply to the Company’s efforts and undertakings to refinance any and all amounts outstanding under the Company Securitization Documents for its own benefit, so long as there is no involvement of a Third Party other than the potential lender or similar such financial institution and no issuance of equity or other securities of the Company in connection with such refinancing), then the Company shall pay to Saratoga an amount in immediately available funds equal to (x) the Termination Fee, minus (y) the Expense Reimbursement or the No Vote Expense Reimbursement, as the case may be (such payment, the “Make-Whole Payment”).

(e) Payments of any amount under the foregoing provisions of this Section 11.03 shall be due and payable by wire transfer of immediately available funds as follows: (i) the Termination Fee payable in the event the Company terminates this Agreement pursuant to Section 11.01(d)(i) shall be due and payable prior to the time the Board makes the relevant Adverse Recommendation Change, (ii) the Termination Fee payable in the event Saratoga terminates this Agreement pursuant to Section 11.01(c)(i) or Section 11.01(c)(iii) shall be payable no later than 2 Business Days after the date of such termination, (iii) an Expense Reimbursement or No Vote Expense Reimbursement shall be payable no later than 2 Business Days after the termination giving rise to such payment occurs, and (iv) the Make-Whole Payment shall be due and payable within 2 Business Days after entry into a definitive agreement with respect to, or recommendation or consummation of, the Acquisition Proposal, as determined in accordance with Section 11.03(d) above.

(f) The parties acknowledge that the agreements contained in Section 11.03 are an integral part of the transaction contemplated by this Agreement, and that, without these agreements, the parties would not enter into this Agreement. Accordingly, if the Company fails to promptly pay the Termination Fee pursuant to the applicable provisions of Section 11.03(a), the Expense Reimbursement pursuant to Section 11.03(b), the No Vote Expense Reimbursement pursuant to Section 11.03(c), or the Make-Whole Payment pursuant to Section 11.03(d), and, in order to obtain such payment, such party commences a suit that results in a final adjudication on the merits against the Company, such party shall be entitled to interest on the amounts payable pursuant to this Section 11.03, through the date of actual payment at a prime rate of Bank of America National Association in effect on the date such payment is made and shall be indemnified for the reasonable attorneys’ fees of enforcing this Agreement.

ARTICLE 12
MISCELLANEOUS

Section 12.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including facsimile transmission and electronic mail (“e-mail”) transmission, so long as a receipt of such e-mail is requested and received) and shall be given, if to the Investors, to:

Saratoga Investment Advisors, LLC
535 Madison Avenue
New York, NY 10022
Attention: Richard A. Petrocelli, Managing Director
Facsimile No.: (212) 750-3343
E-mail: rich@saratogapartners.com

with a copy to:

Sutherland Asbill & Brennan LLP
275 Pennsylvania Avenue, N.W.
Washington, DC 20004
Attention: Steven B. Boehm
Facsimile No.: (202) 637-3593
E-mail: steven.boehm@sutherland.com

if to the Company, to:

GSC Investment Corp.
500 Campus Drive, Suite 220
Florham Park, NJ 07932
Attention: Seth M. Katzenstein, President & CEO
Facsimile No.: (973) 437-1037
E-mail: skatzenstein@gsc.com

with a copy to each of:

GSC Group
300 Campus Drive, Suite 110
Florham Park, NJ 07932
Attention: General Counsel

and:

Davis Polk & Wardwell LLP
450 Lexington Avenue
New York, New York 10017

Attention: John J. McCarthy, Jr.
Facsimile No.: (212) 450-3800
E-mail: john.mccarthy@davispolk.com

or to such other address or facsimile number as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5:00 p.m. on a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed to have been received on the next succeeding Business Day in the place of receipt.

Section 12.02. Survival of Representations and Warranties. Except as set forth in the following sentence, the representations, warranties, covenants and agreements contained herein and in any certificate or other writing delivered pursuant hereto shall not survive the Closing. Notwithstanding the foregoing, (a) the agreements set forth in Section 9.06 shall survive for the time period(s) set forth therein, and (b) the representations and warranties contained in Section 5.16, 5.26(m), 5.26(n), 5.26(o) and 5.26(p), and the right to bring an action with respect to any breach thereof, shall survive the Closing until the first anniversary of the Closing Date.

Section 12.03. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived prior to the Closing if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement or, in the case of a waiver, by each party against whom the waiver is to be effective; provided that after the Company Stockholder Approvals have been obtained there shall be no amendment or waiver that would require the further approval of the stockholders of the Company under Maryland Law or the Investment Company Act without such approval having first been obtained.

(b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Applicable Law.

Section 12.04. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense. Notwithstanding the foregoing, solely in the case whereupon the parties have successfully consummated the Closing of the transactions contemplated by this Agreement, the Company shall pay to Saratoga the aggregate amount of all documented, out-of-pocket costs and expenses, including the reasonable fees and expenses of lawyers and accountants, incurred by Saratoga prior to and as of the Closing in connection with the entering into of this Agreement and the carrying out of any and all acts contemplated hereunder up to and as of the Closing.

Section 12.05. Disclosure Schedule and SEC Document References. (a) The parties hereto agree that any reference in a particular Section of the Company Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (i) the representations and warranties (or covenants, as applicable) of the Company that are contained in the corresponding Section of this Agreement and (ii) any other representations and warranties of the Company that are contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed.

(b) The parties hereto agree that any information contained in any part of any Company SEC Document filed after January 14, 2010 but prior to the date hereof shall only be deemed to be an exception to (or a disclosure for purposes of) the Company’s representations and warranties if the relevance of that information as an exception to (or a disclosure for purposes of) such representations and warranties would be reasonably apparent to a person who has read that information concurrently with such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed; provided that in no event shall any information contained in any part of any Company SEC Document entitled “Risk Factors” or containing a description or explanation of “Forward-Looking Statements” be deemed to be an exception to (or a disclosure for purposes of) any representations and warranties of the Company contained in this Agreement.

Section 12.06. Binding Effect; Benefit; Assignment. (a) The provisions of this Agreement shall be binding upon and, except as provided in Section 9.06, shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as provided in Section 9.06, no provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.

(b) No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto, except that Investor may transfer or assign its rights and obligations under this Agreement, in whole or from time to time in part, to (i) one or more of their Affiliates at any time and (ii) after the Closing, to any Person; provided that such transfer or assignment shall not relieve Investor of its obligations hereunder or enlarge, alter or change any obligation of any other party hereto or due to Investor.

Section 12.07. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to the conflicts of law rules of such state.

Section 12.08. Submission to Jurisdiction; Selection of Forum. Each party hereto agrees that it shall bring any action or proceeding in respect of any claim arising out of or related to this Agreement or the Investment exclusively in the United States District Court for the Southern District of New York or, if such court does not have jurisdiction, the Commercial Division of the New York Supreme Court, New York County (the “Chosen Courts”), and solely in connection with claims arising under this Agreement or the Investment that are the subject of this Agreement (a) irrevocably submits to the exclusive jurisdiction of the Chosen Courts, (b) waives any objection to laying venue in any such action or proceeding in the Chosen Courts, (c) waives any objection that the Chosen Courts are an inconvenient forum or do not have jurisdiction over any party hereto and (d) agrees that service of process upon such party in any such action or proceeding shall be effective if notice is given in accordance with Section 12.01 of this Agreement.

Section 12.09. Waiver of Jury Trial. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

Section 12.10. Counterparts; Effectiveness. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by all of the other parties hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication).

Section 12.11. Entire Agreement. This Agreement, the Confidentiality Agreement, and the Exclusivity Agreement dated as of January 29, 2010 (as amended from time to time) by and between the Company and Saratoga Management Company LLC, the Assignment Agreement, the Voting and Support Agreement, the Replacement Management Agreements, the License Agreement and the Registration Rights Agreement and those documents expressly referred to herein or therein constitute the entire agreement between the parties with respect to the subject matter of this Agreement and supersedes all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter of this Agreement.

Section 12.12. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Governmental Authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.

Section 12.13. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any Chosen Court, in addition to any other remedy to which they are entitled at law or in equity.

[Signature pages follow.]

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year herein above first written.

GSC INVESTMENT CORP.
By:	/s/ Seth M. Katzenstein
Name: Seth M. Katzenstein
Title: Chief Executive Officer

SARATOGA INVESTMENT ADVISORS, LLC
By:	/s/ Richard A. Petrocelli
Name: Richard A. Petrocelli
Title: Managing Director

CLO PARTNERS LLC
By:	/s/ Christian L. Oberbeck
Name: Christian L. Oberbeck
Title: Managing Member

[SIGNATURE PAGE TO STOCK PURCHASE AGREEMENT]